Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of the 25th day of July, 2007, is made by and among FIRST NLC FINANCIAL SERVICES, LLC, a Florida limited liability company (the “Borrower”), NLC HOLDING CORP., a Delaware corporation (“NLC Holding”), FNLC FINANCIAL SERVICES, INC, a Delaware corporation (“Lender NLC”, with NLC Holding and Lender NLC being referred to collectively as the “Lenders” and individually as a “Lender”), FRIEDMAN, BILLINGS RAMSEY GROUP, INC., a Virginia corporation executing for the limited purpose of any fraud claims (“FBR”), and NLC HOLDING CORP., a Delaware corporation, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Borrower has requested that the Lenders make Loans in an aggregate principal amount of $75,000,000.

The Lenders severally, to the extent of their respective Commitments, as defined herein, have agreed to provide severally such financing to the Borrower, subject to the terms and conditions of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Lenders, the Administrative Agent and the Borrower agree as follows:

Section 1 Definitions; Construction

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them below, which meanings shall be equally applicable to the singular and plural forms of the terms defined.

“Adjusted Tangible Net Book Value” shall mean he consolidated members’ equity of the Borrower prepared in accordance with GAAP using the same principles, procedures, policies, reserve calculations, methodologies and other methods and practices that are described in Annex A. For the avoidance of doubt, Intangible Assets and deferred Taxes shall be deducted from Total Assets, both as defined in Annex A.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of common stock, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as the same may be amended, modified or supplemented from time to time.

“Borrower” shall have the meaning assigned to such terms in the preamble to this Agreement.

“Borrower Loan” means a Mortgage Loan of which the Borrower or any of its Subsidiaries is the sole beneficial owner and holder of legal title and in which no other Person has any interest.

“Borrowing” means a borrowing consisting of Loans under this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease” means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all security or evidence of Debt convertible into or exchangeable for, or warrants, rights or options to purchase or acquire, any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or Taxing Authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Closing” means the initial disbursement of the Loans.

“Closing Date” means the date on which the Loans are initially funded in accordance with Section 2.1 of this Agreement.

“Closing Date Mortgage Loans” means all Mortgage Loans owned by the Borrower as of the day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations issued pursuant thereto.

“Collateral” means the following properties, assets and rights (if any) of the Borrower and its Subsidiaries, wherever located, whether now owned or hereafter acquired or arising, and all Proceeds (as defined in the UCC) and products thereof: all personal and fixture property of every kind and nature including without limitation (a) all Goods (including inventory, equipment and all accessions thereto); (b) Instruments (including promissory notes); (c) Documents; (d) Accounts (including health-care-insurance receivables); (e) Chattel Paper (whether tangible or electronic); (f) all Deposit Accounts, all cash and other property deposited therein from time to time and other monies and property in the possession or under the control of any Lender; (g) Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing); (h) commercial tort claims; (i) securities and all other Investment Property; (j) Supporting Obligations; (k) any other Contract rights or rights to the payment of money; (l) insurance claims and proceeds; (m) tort claims; (n) all General Intangibles (including all payment intangibles and Intellectual Property(as defined below)); (o) Equipment; (p) Fixtures; (q) all other personal property whether or not subject to the UCC. For purposes of this definition only, (A) except as otherwise noted above, the capitalized terms used in this definition shall have the meaning ascribed to such terms in the UCC, and (B) so long as any amounts remain outstanding under the Mortgage Loan Repurchase Agreement dated as of March 11, 2005 (the “Loan Repurchase Agreement”), among Washington Mutual Bank, FBR, MHC I, Inc., First NLC, Inc., NLC, Inc. and Borrower, Collateral shall not include any of the Repurchase Assets (as defined below) now owned or hereafter acquired by Washington Mutual Bank. “Repurchase Assets” means all Mortgage Loans purchased by Washington Mutual Bank pursuant to the Loan Repurchase Agreement, all related Mortgage Notes, Takeout Commitments, servicing rights and other rights and privileges appurtenant thereto, the Custodial Account, and all proceeds of any of the foregoing (all capitalized used in this sentence shall have the meanings given to such terms in the Loan Repurchase Agreement).

“Commitment” means (a) as to NLC Holding, an amount equal to $60,000,000, and (b) as to Lender NLC, an amount equal to $15,000,000.

“Contract” means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice, or authorization (including all amendments, supplements, and modifications thereto) that is binding on any Person or its property under any applicable law.

“Conversion Date” means the date on which the Loans have been converted into Equity pursuant to Section 2.2(b) of the Recapitalization Agreement or Section 2.1 of the Loan Agreement.

“Correspondent Agreement” means any Contract, as amended and modified, for the acquisition of any Mortgage Loan originated or brokered by or to the Borrower or any of its Subsidiaries, including all investor guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to such Contracts.

“Customer” means any Person obligated to make payments with respect to the Collateral.

“Debt” means, collectively, and includes, without duplication, with respect to any specified Person, (a) indebtedness or liability for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person) or for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (b) obligations as a lessee or obligor under a Capital Lease or a Synthetic Lease; (c) obligations, contingent or otherwise, to reimburse the issuer of letters of credit or acceptances; (d) all Guaranties; (e) net obligations under Hedging Agreements; (f) obligations under any foreign exchange contract, currency swap or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; (g) all preferred stock or similar equity interests issued by such Person which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or acceleration at any time during the term of this Agreement; (h) the amount of contingent obligations of such Person incurred in connection with acquisitions (including, without limitation, obligations to make earnout payments or other contingent payments), in each case determined in accordance with GAAP, (i) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed, (j) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (k) all payment obligations of such Person to former owners of businesses which were acquired by such Person which are in the nature of deferred purchase price or earn-out, (l) Off-Balance Sheet Liabilities, (m) any commitment by which a Person ensures a creditor against loss, and (n) any interest, principal, prepayment penalty, fees, or expenses to the extent paid in respect of those items listed in clauses (a) through (m) of this definition. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Debt provide that such Person is not liable therefor.

“Default” means any condition or event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Disposition” means with respect to any assets, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution” means the payment or other direct or indirect dividend or distribution of cash, stock or any other assets by any of the Borrower or any of its Subsidiaries to any of their respective equityholders in their capacity as equityholders.

“Dollars” and “$” means the lawful currency of the United States of America.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Body, relating in any way to the environment, preservation or reclamation of natural resources, to health and safety matters and/or governing the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials.

“Equity” means Preferred Interests (as defined in the Recapitalization Agreement) to be issued to the Lenders pursuant to the Recapitalization Agreement.

“Equity Rights” shall have the meaning assigned to such term in Section 4.2(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Borrower or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Escrow Funds” mean the $2,000,000 escrow fund held by the Borrower.

“Estimated Closing Balance Sheet” shall have the meaning assigned to such term in Section 7.1.

“Estimated Closing Adjusted Tangible Net Book Value” shall have the meaning assigned to such term in Section 7.1.

“Event of Default” means any of the events specified as an “Event of Default” under this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Collateral” means all mortgage loans and related assets sold to or securing the Repo Lenders under the Repurchase Agreements at any time.

“FHA” means the Federal Housing Administration, an agency within the Department of Housing and Urban Development (“HUD”), or any successor thereto and including the Federal Housing Commissioner and the Secretary of HUD where appropriate under the Federal Housing Administration regulations.

“Fidelity Insurance” shall mean insurance coverage with respect to employee dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud.

“FRB” means the Board of Governors of the Federal Reserve System or any other entity or agency that succeeds to its responsibilities and powers.

“GAAP” means United States generally accepted accounting principles as employed in the United States of America consistently applied.

“Governmental Body” means any federal, state, local, or other government (or any political subdivision, agency, authority, bureau, commission, department or instrumentality thereof) and any court, tribunal, grand jury or arbitrator, in each instance whether foreign or domestic.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Debt or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including (a) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency

Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as any of such laws in clauses (a) through (d) may be amended, (e) petroleum or petroleum distillates, (f) asbestos or asbestos containing materials, lead or lead-containing materials or polychlorinated biphenyls, (g) radon gas, (h) infectious or medical wastes, and (i) all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Information Technology” means electronic business processes, data processing, information, record keeping, communications, telecommunications and computer systems (including all computer hardware and equipment, programs, software, databases, and firmware).

“Intellectual Property” means all (a) copyrights (registered or unregistered) and copyright registrations, (b) domain names, trademarks (registered or unregistered), trade names, and service marks (registered or unregistered), together with the goodwill associated with any of the foregoing, (c) inventions (whether or not patentable), patents, patent applications, trade secrets, know-how, customer information, and Information Technology, and (d) licenses to use any of the foregoing.

“Investor” means any Person to which the Borrower or any of its Subsidiaries may sell Mortgage Loans pursuant to a Correspondent Agreement or any other agreement.

“Lease” means any of the material real estate or other personal property leases or subleases, or a sublease of an interest thereunder, of the Borrower or any Subsidiary of the Borrower, together with all amendments, modifications, alterations and renewals thereof.

“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement.

“License” means any authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right, privilege or approval filed with, granted by, issued by or entered into with any Governmental Body.

“Lien” means any mortgage, deed of trust, pledge, security interest, adverse claim, restriction on transferability, defect of title, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, escrow agreement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership and any conditional sale or other title retention agreement, any Capital Lease, any Synthetic Lease and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Liquidity Event” means (a) any dissolution, liquidation or winding up of the Borrower, whether voluntary or involuntary, (b) the sale, conveyance, exchange, exclusive license, lease or other transfer of all or substantially all of the property or assets of the Borrower, (c) any acquisition of the Borrower by means of a consolidation, securities exchange, securities sale, merger or other form of reorganization of the Borrower with any other entity in which the Borrower’s equityholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (d) any transaction or series of related transactions following which the Borrower’s equityholders prior to such transaction or series of related transactions own less than a majority of the voting securities of the Borrower.

“Loan Documents” means this Agreement, each Note, bank account control agreements and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor.

“Loan Percentage” means as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Loans” has the meaning assigned to such terms in Section 2.1.

“Material Adverse Effect” means any change, effect, event, matter, occurrence or state of facts that (a) has or results in, or would reasonably be expected to have or result in, a material adverse effect on the business, financial condition, assets, properties, or results of operations of the Borrower or any of its Subsidiaries, or (b) does, or would reasonably be expected to, impair or materially delay the Borrower’s ability to promptly perform its obligations hereunder or any of the other Loan Documents. For the avoidance of doubt, losses incurred by the Borrower in the ordinary course of business shall not be deemed to be a Material Adverse Effect.

“Material Contract” means any contract to which the Borrower or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound or that relates to goods or services provided to or for the benefit of the Borrower or any of its Subsidiaries (whether or not the Borrower or any of its Subsidiaries is a party thereto) of the following type, but excluding any Plan:

(a) License Agreements (as defined in Section 4.19);

(b) employment, consulting, severance, agency, bonus, compensation, collective bargaining or other trusts, funds and other Contracts relating to or for the benefit of current, future or former employees, officers, directors, managers, stockholders, members, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding);

(c) Mortgage Servicing Agreements and Correspondent Agreements;

(d) Contract with respect to the lending or investing of funds (other than Mortgage Loans originated or entered into by the Borrower in the ordinary course of its business of mortgage origination);

(e) Contracts relating to any Debt involving an amount in excess of $100,000 in each case;

(f) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of the Borrower or any of its Subsidiaries;

(g) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;

(h) orders and other Contracts involving aggregate payments in excess of $500,000 in each case or $500,000 in the aggregate;

(i) any agreement or other arrangement with an Affiliate;

(j) Contracts providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of the Borrower or any of its Subsidiaries;

(k) Contracts not entered into in the ordinary course of business;

(l) each Owned Mortgage Loan and any Mortgage Servicing Agreements and escrow agreements relating thereto;

(m) Contracts that cannot be terminated by the Borrower or a Subsidiary of the Borrower, without the incurrence of any payment or other economic penalty or cost, within thirty (30) days of the date of termination; and

(n) any Contract prohibiting or materially restricting the ability of the Borrower or any of its Subsidiaries to conduct their respective businesses, to engage in any business or operate in any geographical area or to compete with any Person.

“Maturity Date” means, with respect to the Loans, the earlier of (a) July 31, 2008, or (b) the date on which the principal amount of all outstanding Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Membership Interests” mean the Interests, as defined in the Operating Agreement.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.

“Mortgage” means a mortgage, deed of trust, security deed or other security instrument on real property securing a Mortgage Loan.

“Mortgage Collateral” means the real and personal property securing a Mortgage Loan or a bond, mortgage-backed security or other obligation relating to a Mortgage Loan.

“Mortgage Loan” means a mortgage loan other than a Closing Date Mortgage Loan secured by a Mortgage (a) in which the Borrower or any of its Subsidiaries is the mortgagee of record or the Borrower or any of its Subsidiaries has a legal or beneficial ownership interests; (b) for which the Borrower or any of its Subsidiaries was the initial mortgagee of record or for which MER served as mortgagee of record as nominee of Borrower or any of its Subsidiaries; or (c) that have been or are subject to Mortgage Servicing Agreements or a Correspondent Agreement or are to be serviced or subserviced by the Borrower.

“Mortgage Loan Documents” means any Mortgage Note or Mortgage or similar instrument, and all amendments thereto, evidencing or securing a Mortgage Loan, including hard copies where available, and all machine-readable copies on any media.

“Mortgage Loan Files” means the underwriting, credit and closing documentation, custodial documents, escrow documents, and all other documents in the possession of the Borrower or any of its Subsidiaries pertaining to a Mortgage Loan or reasonably necessary for prudent servicing of a Mortgage Loan, or as may be specifically required by any Investor.

“Mortgage Loan Indemnity Agreement” means that certain Mortgage Loan Indemnity Agreement dated the date hereof between the Borrower and FBR pursuant to which FBR agrees to indemnify the Borrower for all Losses relating to all of the Owned Mortgage Loans closed prior to the Closing Date.

“Mortgage Note” means the original executed note (or promise to pay a sum of money at a fixed or variable interest rate during a specified term) evidencing a Mortgage Loan.

“Mortgage Servicing Agreement” means any Contract between the Borrower or any of its Subsidiaries (whether as servicer or otherwise), on the one hand, and any other party (including an Investor or a servicer), on the other hand, setting forth the terms and conditions under which a Mortgage Loan or other obligations relating to a Mortgage Loan have been and are to be serviced or subserviced and which may be incorporated in general guidelines, handbooks, rules, regulations, promulgations and other issuances of an Investor, each as amended from time to time.

“Mortgage Servicing Portfolio” means all of the Mortgage Loans that have been or are subject to Mortgage Servicing Agreements or are to be serviced or subserviced by the Company, other than Owned Mortgage Loans.

“Mortgaged Property” means the real property (or leasehold estate, if applicable) encumbered by a Mortgage.

“Non-Originated Mortgage Loans” means all Mortgage Loans other than Originated Mortgage Loans.

“Note” means a promissory note payable to the order of each Lender, in form and substance acceptable to the Administrative Agent and the Lenders, in the principal amount of such Lender’s Commitment, and evidencing the obligation of the Borrower to repay the Loan made by such Lender, together with interest thereon, and all extensions, renewals, modifications and amendments of such note, made in accordance with the terms hereof.

“Obligations” means the Loans, the Notes, and all indebtedness and obligations of the Borrower under this Agreement and the other Loan Documents.

“Off-Balance Sheet Liabilities” of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any Synthetic Lease transaction, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Operating Agreement” means the Third Amended and Restated Operating Agreement of the Borrower, dated March 16, 2007, as the same may be amended, modified or supplemented from time to time.

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Originated Mortgage Loans” means all Mortgage Loans for which the Borrower or a Subsidiary of the Borrower was the initial mortgagee of record (or MERS, on its behalf), or for which the Borrower or a Subsidiary of the Borrower provided financing (including “table funding”) whether or not such Borrower or Subsidiary of the Borrower was the initial mortgagee of record.

“Owned Mortgage Loan” means any Mortgage Loan (a) in which the Borrower or any of its Subsidiaries is the mortgagee of record (or MERS, on its behalf), (b) in which the Borrower or any of its Subsidiaries has a legal or beneficial ownership interests (in each of case (a) and (b), except for any Mortgage Loan sold by the Borrower or any of its Subsidiaries pursuant to a loan purchase agreement), (c) that is a Borrower Loan or a Warehouse Loan or (d) that the Borrower or any of its Subsidiaries has repurchased from an Investor or other purchaser of such Mortgage Loan.

“Payment Office” means the office of the Administrative Agent located at 5200 Town Center Circle, Suite 470, Boca Raton, Florida 33486, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Liens” means all Liens that are (a) for Taxes or assessments that are not yet due and payable or which are being contested in good faith and by appropriate proceedings and (1) for which adequate reserves have been established on the Borrower’s and its Subsidiaries’ books and records in accordance with GAAP and (2) which are not reasonably expected to be material; (b) Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business which are not individually or in the aggregate material; (c) workmen’s, repairmen’s, warehousemen’s, vendors’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or deposits or pledges to obtain the release of any such Liens which are not individually or in the aggregate material; (d) statutory landlords’ Liens under Leases to which the Borrower or a Subsidiary of the Borrower is a party; and (e) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property or minor irregularities in title thereto, that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, limited liability company or other entity of whatever nature.

“Pipeline Application” means applications by borrowers for Mortgage Loans taken or received by employees or agents of the Borrower or a Subsidiary of the Borrower (or brokers working with the Borrower or a Subsidiary of the Borrower) and entered into the pipeline tracking system (or subject to entry, or required to be entered, according to the Borrower’s standard policies and procedures) of the Borrower or a Subsidiary of the Borrower on or prior to the Closing Date.

“Plan” has the meaning assigned to such term in Section 4.16.

“Principal Officer” means the President, the Chief Executive Officer, the Vice President of Finance, the Controller or the Assistant Controller of the Borrower or any Subsidiary.

“Proceeding” means any judicial, administrative or arbitral action, suit, claim, investigation, examination, audit, review, inquiry or proceeding brought by or on behalf of any Governmental Body or any other Person.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of July 25, 2007, between FNLC Financial Services, Inc., the Borrower and the Lenders, as amended, modified and in effect from time to time.

“Receivables” means all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by the Borrower or any Subsidiary.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“REO” means real estate obtained by the Borrower or any of its Subsidiaries in its name or on behalf of Investors in connection with foreclosure proceedings or deed in lieu of foreclosure proceedings on Mortgage Loans.

“Repo Lender” means each of the buyers party to a Repurchase Agreement.

“Repurchase Agreement” means each of the repurchase agreements listed on Exhibit A.

“Repurchased/Unsold Loans” means any Owned Mortgage Loan that (1) the Borrower or a Subsidiary of the Borrower has repurchased (or is subject to a repurchase) from an Investor or other purchaser due to (A) a breach of a representation and warranty, (B) a payment default shortly after sale, or (C) for any other reason or (2) the Borrower or a Subsidiary of the Borrower has been unable to sell to an Investor or other third-party purchaser due to a defect with respect to such Mortgage Loan which causes such Mortgage Loan to be impaired or ineligible for sale pursuant to a Correspondent Agreement or similar agreement.

“Restricted Payment” means (a) the declaration or payment of a distribution by the Borrower to its members on any class of the Borrower’s Capital Stock, or any payment by the Borrower on account of, or setting apart assets of the Borrower for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock of the Borrower now or hereafter outstanding, or (b) any payment by the Borrower on account of, or setting apart assets of the Borrower for a sinking fund or other analogous fund designated for, the purchase, redemption, retirement or other acquisition by the Borrower of, any options, warrants, or other rights to purchase Capital Stock of the Borrower, whether now or hereafter outstanding, or (c) the making of any other distribution by reduction of capital or otherwise in respect of any shares of the Capital Stock of the Borrower.

“SEC” means the United States Securities and Exchange Commission.

“Serviced Loan” means any Mortgage Loan that is subject to a Mortgage Servicing Agreement or that is to be serviced or subserviced by the Borrower or any of its Subsidiaries.

“Servicing Rights” means the right to receive the servicing fee income and any other income arising from or connected to the Mortgage Servicing Agreements or the servicing of the Mortgage Loans in the Mortgage Servicing Portfolio.

“S&P” means Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Borrower with the consent of the Administrative Agent.

“State” means the State of New York.

“Subordinate Priority Mortgage Loans” mean Mortgage Loans secured by a Mortgage of a subordinate priority.

“Subsidiary” as to any Person, means a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered Debt for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Tax” means any federal, state, foreign or local net or gross income, alternative minimum, accumulated earnings, personal holding company, franchise, doing business, capital stock, net worth, capital, profits, windfall profits, gross receipts, business, securities transaction, value added, sales, use, excise, custom, transfer, registration, stamp, premium, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment, social security, disability, workers’ compensation, payroll, withholding, estimated or other similar tax, duty or other governmental charge of any kind whatsoever (including all interest and penalties thereon and additions thereto).

“Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“UCC” means the Uniform Commercial Code as adopted in the State, and all amendments thereto.

“Units” shall have the meaning assigned thereto in the Fourth Amended and Restated Operating Agreement of the Company.

“VA” means the Veterans Administration or any successor thereto.

“Warehouse Financing Agreements” means any Material Contract that is a loan agreement, repurchase agreement or similar agreement providing financing for the origination of Warehouse Loans by the Borrower or any Subsidiary of the Borrower.

“Warehouse Loan” means any Mortgage Loan that (i) has been pledged by the Borrower or any of its Subsidiaries as collateral or that secures any warehouse facility or other financing facility used by the Borrower or any of its Subsidiaries or (ii) the Borrower or any of its Subsidiaries has sold to a third party under a Repurchase Agreement.

“Whole Loan” means an evidence of indebtedness where the entire indebtedness is transferred with the entire evidence of indebtedness.

1.2 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.8(b).

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 2 Loans

2.1 Loans.

(a) Subject to the terms and conditions set forth herein and in reliance upon the representations and warranties in the Loan Documents, NLC Holding and Lender NLC each severally agrees to make a Loan (each, a “Loan”) to the Borrower on the Closing Date in a principal amount not to exceed the Commitment of such Lender; provided that Lender NLC shall be required to fund an amount equal to its Commitment minus the Estimated Closing Adjusted Tangible Net Book Value, but shall be deemed to have funded the entire full amount of its Commitment on the Closing Date for purposes of calculating the principal outstanding, interest payable thereon and all other amounts due with respect thereto.

(b) If the Borrower would have a net tangible book value for state licensing purposes of less than $250,000, Lender NLC’s Loan shall be deemed automatically converted into equity in an amount and to the extent required for the Borrower to have a net tangible book value for regulatory purposes of at least $250,000.

(c) If Lender NLC’s Loan has been converted into equity in its entirety, NLC Holding’s Loan shall be deemed automatically converted into equity in an amount and to the extent required for the Borrower to have a net tangible book value for regulatory purposes of at least $250,000; provided, however, that (i) in such event, the parties shall enter into a revised LLC Agreement in a form reasonably acceptable to NLC Holding to reflect NLC Holding’s contributions; and (ii) NLC Holding’s Loan shall not be converted if the conversion would cause NLC Holding to own more than 10% of the aggregate outstanding equity of the Borrower on a fully-diluted basis, absent regulatory notice or approval in those states where the Borrower is licensed and where a change of ownership requires regulatory notice or approval.

(d) Notwithstanding the automatic conversion of any Loans to equity in accordance with this Section 2.1, the aggregate amount of principal balance of the Loans (including any amounts added to principal or converted to equity under this Section 2.1) shall continue to accrue interest at the rate of 15% per annum, compounded monthly on the first day of each month.

(e) In the event that the Second Closing does not occur on or prior to the Maturity Date or termination of this Agreement, Lender NLC agrees that any recovery by the Lenders from the Borrower or its assets in respect of the Loans shall be shared 80% by NLC Holding and 20% by Lender NLC, notwithstanding whether any Loans have been converted into equity.

2.2 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (Eastern time) to the Borrower at its principal place of business in Boca Raton, Florida.

(b) No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder; provided that in no event will any Lender be required to make any Loan in excess of its Commitment.

2.3 Interest.

(a) The outstanding principal balance of the Loans (including any amounts added to principal) shall bear interest at a rate of interest equal to fifteen percent (15%) per annum (the “Contract Rate”), compounded monthly on the first day of each calendar month.

(b) While an Event of Default exists or after acceleration, the Loans shall accrue interest at a rate of 2% per annum in excess of the rate otherwise in effect.

2.4 Repayment of Loans.

(a) The outstanding principal amount of all Loans, if not sooner converted into Equity in accordance with this Agreement or the Recapitalization Agreement, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

(b) All payments in respect of the Loans, including all accrued and unpaid interest thereon, shall be made in accordance with the provisions of Section 2.10(b).

2.5 Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

2.6 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) The Borrower agrees that it shall execute and deliver to each Lender a Note, in the form attached hereto as Exhibit B, payable to the order of such Lender, in the applicable amount of such Lender’s Commitment. The Notes shall be dated the Closing Date, shall bear interest at the rate per annum and be payable as to principal and interest in accordance with the terms hereof. Notwithstanding the stated amount of any Note, the liability of the Borrower under each Note shall be limited at all times to the outstanding principal amount of the Loans by each Lender evidenced thereby, plus all interest accrued thereon and the amount of all costs and expenses then payable hereunder, as established by each such Lender’s books and records, which books and records shall be conclusive absent manifest error.

2.7 Termination of Commitments. The Commitments shall terminate upon the making of the Loans pursuant to the terms of this Agreement.

2.8 Optional Prepayments. The Loans may be prepaid in whole or in part, at any time, without premium or penalty.

2.9 Mandatory Prepayments. The Obligations shall be prepaid in full by the Borrower upon the occurrence of a Liquidity Event.

2.10 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrowing by the Borrower from the Lenders hereunder and each payment by the Borrower on account of any of the Obligations shall be made pro rata according to the respective Loan Percentages.

(b) The Borrower shall make each payment required to be made by it hereunder prior to 12:00 noon (Eastern time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in accordance with Section 9.2(d).

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.11 Use of Proceeds. The funds advanced under the Loans may be used exclusively to fund general working capital requirements of the Borrower and for other legitimate corporate purposes; provided that the funds advanced under the Loans made by NLC Holding may not be used to fund any fees, costs, or expenses related to any litigation relating to the Class Action Lawsuits (as defined in the Recapitalization Agreement).

2.12 Fees. Borrower will pay to the Administrative Agent those fees set forth in Schedule 2.12.

Section 3 Security

3.1 Security Interest. The Borrower and its Subsidiaries hereby assign and pledge to the Administrative Agent, for the ratable benefit of the Lenders, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a first priority security interest in all of the Borrower’s and each of its Subsidiaries’ right, title and interest in and to the Collateral (subject to Liens permitted by this Agreement or any other Loan Document), whether now owned or hereafter acquired by the Borrower or any Subsidiary, including all proceeds of any and all of the foregoing or hereinafter-described Collateral (including, without limitation, proceeds that constitute property of the types described herein) and, to the extent not otherwise included, all policies of insurance on any property of the Borrower and its Subsidiaries and all payments and proceeds under any such insurance (whether or not the Administrative Agent is the loss payee thereof, for the ratable benefit of the Lenders), or any indemnity warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral; all cash proceeds of the Collateral; and all books of account and records, including all computer software relating thereto. This Agreement secures the payment of all Obligations of the Borrower now or hereafter existing or arising. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by the Borrower to the Administrative Agent and any of the Lenders but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower. Notwithstanding anything to the contrary in this Agreement, no security interest, pledge or assignment shall attach to any Excluded Collateral prior to the occurrence of an Event of Default.

3.2 Representations and Warranties Concerning the Collateral.

(a) As of the date hereof (i) all items of equipment and inventory of the Borrower and its Subsidiaries is located at the places specified in Schedule 3.2 hereto; (ii) during the five years immediately preceding the date of this Agreement, none of the Borrower, any Subsidiary or any predecessor of the Borrower or any Subsidiary has used any corporate or fictitious name other than its current corporate name except as set forth on Schedule 3.2 hereto; (iii) neither the Borrower nor any Subsidiary has any trade names except as set forth on Schedule 3.2 hereto; (iv) the chief executive office and mailing address of the Borrower and its Subsidiaries is 4680 Conference Way South, Suite 100, Boca Raton, Florida 333431 (Palm Beach County); (v) the exact legal name of the Borrower and its Subsidiaries is that indicated on the signature pages hereof; (vi) the Borrower and each of its Subsidiaries is an organization of the type, and are organized in the jurisdictions set forth herein; and (vii) the signature page hereof accurately sets forth the organizational identification number of the Borrower and each of its Subsidiaries.

(b) The Borrower or a Subsidiary is the legal and beneficial owner of the Collateral and either the Borrower or a Subsidiary has good and marketable title to the Collateral free and clear of any Lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement or permitted by this Agreement.

(c) This Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations and, when properly perfected, shall constitute a valid perfected security interest in such Collateral, free and clear of all Liens except as created or permitted by this Agreement.

3.3 Covenants Concerning the Collateral.

(a) The Borrower and each Subsidiary shall have its equipment and inventory insured against loss or damage by fire, theft, burglary, pilferage, loss in transportation and such other hazards as the Administrative Agent shall reasonably specify, by insurers reasonably satisfactory to the Administrative Agent, in amounts reasonably satisfactory to the Administrative Agent and under policies containing loss payable clauses satisfactory to the Administrative Agent. Any such insurance policies, or certificates or other evidence thereof satisfactory to the Administrative Agent, shall be deposited with the Administrative Agent on the Closing Date. The Borrower and each Subsidiary agrees that the Administrative Agent, for the ratable benefit of the Lenders, shall have a security interest in such policies and the proceeds of such policies thereof, and if any loss shall occur during the continuation of an Event of Default, the proceeds relating to the loss or damage of the equipment or inventory may be applied to the payment of the Obligations or to the replacement or restoration of the inventory or equipment damaged or destroyed, as the Administrative Agent may elect or direct. After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to file claims under any insurance policies, to receive, receipt and given acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect to the collection, compromise, or settlement of any claims under any of the insurance policies.

(b) The Borrower and each Subsidiary covenants and agrees that at all times during the term of this Agreement, it will have, good and marketable title to the Collateral, which is owned or acquired from time to time by it, free and clear of Lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement or permitted by this Agreement, and shall defend the Collateral against the claims and demands of all persons, firms and entities whomsoever.

(c) The Borrower and each Subsidiary covenants and agrees to faithfully preserve and protect the Administrative Agent’s security interest in the Collateral and shall, at its own cost and expense, cause, or assist the Administrative Agent to cause that security interest to be perfected and continue perfected so long as the Obligations or any portion of the Obligations is outstanding. For purposes of the perfection of the Administrative Agent’s security interest in the Collateral in accordance with the requirements of this Agreement, the Borrower and each Subsidiary shall from time to time at the request of the Administrative Agent file or record, or cause to be filed or recorded, such instruments, documents and notices, including assignments, financing statements and continuation statements, as the Administrative Agent may deem necessary or advisable from time to time in order to perfect and continue perfected such security interest.

(d) The Borrower and each Subsidiary shall do all such other acts and things and shall execute and deliver all such other instruments and documents, including further security agreements, pledges, endorsements, assignments and notices, as the Administrative Agent in its discretion, may deem necessary or advisable from time to time in order to perfect and preserve the priority of such security interest as a first lien security interest in the Collateral prior to the rights of all third persons, firms and entities, except as may be otherwise provided in this Agreement.

3.4 Perfection of Security Interest. The Borrower and each Subsidiary hereby irrevocably authorizes the Administrative Agent, for the ratable benefit of the Lenders, at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (1) as all assets of the Borrower and each Subsidiary or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (1) whether the Borrower or any Subsidiary (as applicable) is an organization, the type of organization and any organization identification number issued to the Borrower or any Subsidiary and, (2) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrower and each Subsidiary agrees to furnish any such information to the Administrative Agent promptly upon request. If the Borrower or any Subsidiary shall at any time hold or acquire any promissory notes or tangible chattel paper included as part of the Collateral, the Borrower or such Subsidiary shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

3.5 Power of Attorney. The Borrower and each Subsidiary appoints the Administrative Agent and any officer, employee or agent of the Administrative Agent, as the Administrative Agent from time to time may designate, as attorneys-in-fact for the Borrower and each Subsidiary (1) to perform all actions including without limitation, to make such filings or registrations with any Governmental Body, as may be necessary or desirable in the sole discretion of the Administrative Agent to protect, enforce or maintain its security interest in the Collateral and to realize upon and dispose of the Collateral, for the ratable benefit of the Lenders, (2) to do or cause to be done all acts and things as may be necessary to make the sale or disposition of the Collateral valid, binding and in compliance with applicable law, and (3) to exercise such rights and powers with respect to the Collateral as the Administrative Agent may deem necessary or desirable, all at the Borrower’s expense. The Borrower and each Subsidiary agrees that neither the Administrative Agent nor any other such attorney-in-fact will be liable for any acts of omission or commission, nor for any error of judgment or mistake of law or fact, unless such acts were willful and malicious or grossly negligent. This power is coupled with an interest and is irrevocable so long as any Obligations are outstanding. The Administrative Agent agrees that it shall be entitled to exercise its rights under this Section 3.5 only upon the occurrence and during the continuation of an Event of Default.

Section 4 Representations And Warranties

The Borrower represents and warrants to the Administrative Agent and each Lender, as of the date hereof and as of each Borrowing hereunder, that:

4.1 Formation, Good Standing and Due Qualification. The Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida; (b) has the power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and (c) is duly qualified and licensed as a foreign limited liability company and a mortgage lender in good standing under the laws of each other jurisdiction in which such qualification is required, except when the failure to be so qualified has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2 Capital Structure.

(a) The authorized Capital Stock of the Borrower consists of the Membership Interests, and such Membership Interests are issued, outstanding and held by such Persons in such amounts as indicated on Schedule 4.2(a). None of the Membership Interests are represented by certificates, and the ownership of the Membership Interests is accurately recorded in the books of the Borrower. All of the Membership Interests are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any Equity Rights (as defined below). No current or former holder of any Membership Interests or any other Person is contesting or has a valid basis for contesting the ownership of any Membership Interests or any dividends, distributions or contributions relating thereto. Other than the Membership Interests, there is no Capital Stock of the Borrower authorized, issued or outstanding. Except as set forth on Schedule 4.2(a), the Borrower has not made any Distribution since February 16, 2005, and no current or former holder of any Membership Interests has any right to receive any Distribution.

(b) The authorized Capital Stock and the total number of outstanding Capital Stock of each Subsidiary of the Borrower are set forth on Schedule 4.2(b). All such Capital Stock is duly authorized, validly issued, fully paid and non-assessable.

(c) Except as set forth in the Transaction Documents, there are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag-along” or “drag-along” rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (1) obligating the Borrower, any Subsidiary of the Borrower or any of their respective Affiliates to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any Capital Stock of the Borrower or any Subsidiary of the Borrower or any securities or obligation convertible or exchangeable into or exercisable for, any Capital Stock of the Borrower or any Subsidiary of the Borrower, (2) giving any Person a right to subscribe for or acquire any Capital Stock of the Borrower or any Subsidiary of the Borrower, or (3) obligating the Borrower, any Subsidiary of the Borrower or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Right. Except as set forth in the Transaction Documents, there is no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Capital Stock of the Borrower or any Subsidiary of the Borrower. Except as set forth in the Transaction Documents, none of the Borrower, any Subsidiary of the Borrower or any of their respective Affiliates has (x) outstanding Debt that could entitle or convey to any Person the right to vote, or that is convertible into or exercisable for any Capital Stock of the Borrower or any Subsidiary of the Borrower or (y) Equity Rights that could entitle or convey to any Person the right to vote with the equityholders of the Borrower or any Subsidiary of the Borrower on any matter. There are no voting trusts or other agreements or understandings outstanding with respect to the Capital Stock of the Borrower or any Subsidiary of the Borrower.

4.3 Subsidiaries of the Borrower .

(a) Schedule 4.3(a) sets forth a true, complete and correct list of (i) each Subsidiary of the Borrower, together with the type of entity and jurisdiction of organization of each such Subsidiary and (ii) each equity investment or other investment of the Borrower or any Subsidiary of the Borrower in any Person other than a Subsidiary of the Borrower (each, a “Non-Affiliate Interest”). The Borrower owns, directly or indirectly, all of the issued and outstanding Capital Stock in each Subsidiary of the Borrower, and owns its interests in each and Non-Affiliate Interest, in each case, free and clear of any Liens.

(b) All of the issued and outstanding Capital Stock of each Subsidiary of the Borrower has been duly authorized, validly issued, is fully paid and non-assessable and has not been issued in violation of any Equity Rights. None of the Capital Stock for any Subsidiary of the Borrower (other than a Subsidiary of the Borrower that is a corporation) is represented by certificates, and the ownership of such Capital Stock is accurately recorded in the books of the applicable Subsidiary of the Borrower. There are no outstanding Equity Rights (i) obligating the Borrower, any Subsidiary of the Borrower or any of their respective Affiliates to issue, deliver, purchase or sell, or cause to be issued, delivered, purchased or sold, any Capital Stock of any Subsidiary of the Borrower or any securities or obligations of any Subsidiary of the Borrower convertible or exchangeable into or exercisable for, Capital Stock of any Affiliate, (ii) giving any Person a right to subscribe for or acquire any Capital Stock of any Subsidiary of the Borrower or (iii) obligating the Borrower, any Subsidiary of the Borrower or any of their respective Affiliates to issue, grant, adopt or enter into any such Equity Right. There are no agreements, arrangements or commitments to sell or transfer, or with respect to the voting or governance of, any (x) Capital Stock in any Subsidiary of the Borrower or (y) Non-Affiliate Interests.

(c) Each Subsidiary of the Borrower is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each Subsidiary of the Borrower has the requisite power and authority to carry on its business and to own, lease and operate all of its properties and assets, as currently conducted, owned, leased or operated. Each Subsidiary of the Borrower is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, other than any failure to be so qualified that, individually or in the aggregate, has not had or resulted in and could not reasonably be expected to have or result in a Material Adverse Effect. Schedule 4.3(c) contains a complete and correct list of each of the jurisdictions in which each Subsidiary of the Borrower is qualified to do business, and, to the knowledge of the Borrower, no Subsidiary of the Borrower is required to be qualified to do business in any other jurisdiction. The Borrower has made available to the Lenders complete and correct copies of the Organizational Documents of each Subsidiary of the Borrower, and a list of each such Organizational Documents is set forth in Schedule 4.3(c). Each of such Organizational Documents is in full force and effect and there has been no material violation thereof.

4.4 Power and Authority. The Borrower has all requisite power and authority to execute and deliver the Loan Documents and the Recapitalization Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Borrower of the Loan Documents and the Recapitalization Agreement have been duly authorized by all necessary corporate actions and except as set forth on Schedule 4.4, do not and will not (a) require any consent or approval of, or filing or registration with, or obtaining a license from, any Governmental Body or any other third party; (b) contravene the Borrower’s Organizational Documents; (c) conflict with, result in a violation or termination of, contravene or constitute a breach of or default under any Contract, Plan or other instrument binding upon the Borrower or a Subsidiary of the Borrower, or to which the property of the Borrower or a Subsidiary of the Borrower or any portion of the Borrower’s business is subject, except for, any conflict, violation, termination, contravention, breach, default, payment, acceleration, vesting, cancellation, Lien or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Borrower, except in favor of the Administrative Agent, for the ratable benefit of the Lenders; or (e) cause the Borrower to be in default under any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Borrower.

4.5 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors’ rights generally (the “Enforceability Exceptions”).

4.6 Financial Statements.

(a) The Borrower has furnished to the Administrative Agent and each Lender (1) the audited consolidated and unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of December 31, 2005 and 2006 and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended; and (2) the unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of June 30, 2007, and the related unaudited consolidated and consolidating statement of income for the fiscal quarter and year-to-date period then ending, certified by a Principal Officer ((1) and (2) collectively, the “Financial Statements”; and the balance sheet as of June 30, 2007, the “Latest Balance Sheet”). Such Financial Statements (i) have been prepared in accordance with the books and records of the Borrower and the Subsidiaries of the Borrower, (ii) are complete and correct and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated and consolidating basis as of the dates of such statements subject, in the case of the statements referred to in clause (2) to normal year-end adjustments and the absence of footnote disclosure, and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except, in the case of the statements referred to in clause (2) to normal year-end adjustments and the absence of footnote disclosure). Since the dates of such Financial Statements, there has been no material adverse change in the business, assets, liabilities, results of operations, or financial condition of the Borrower taken as a whole.

(b) Schedule 4.6(b) sets forth a true, correct and complete list of all bank accounts and safe deposit boxes of the Borrower and the Subsidiaries of the Borrower and all Persons who are signatories thereunder or who have access thereto.

(c) Except as set forth in Schedule 4.6(c), the books and records of the Borrower and the Subsidiaries of the Borrower have been maintained in accordance with GAAP and all applicable laws and reflect only actual transactions. Neither the latest consolidated audited balance sheet in the Financial Statements nor the Latest Balance Sheet (collectively, the “Balance Sheets”) reflects any material asset or liability that is not intended to constitute a part of the business of the Borrower or any of its Subsidiaries (excluding routine dispositions of assets in the ordinary course of business consistent with past practice), and none of the consolidated income statements of the Borrower and any Subsidiary of the Borrower included in the Financial Statements reflects the results of operations of any Person that are not intended to constitute a part of the business of the Borrower or any of its Subsidiaries. Such income statements reflect all material costs that historically have been incurred in connection with the operation of the business of the Borrower or any of its Subsidiaries. Except as set forth in the Financial Statements or Schedule 4.6(c), there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Balance Sheets do not reflect any write-up or revaluation increasing the book value of any assets.

(d) The Borrower and the Subsidiaries of the Borrower maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Borrower and the Subsidiaries of the Borrower, (2) are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Borrower and the Subsidiaries of the Borrower are being made only in accordance with authorizations of management and directors of the Borrower and the Subsidiaries of the Borrower and (3) are designed to provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Borrower and the Subsidiaries of the Borrower that could have a material effect on the financial statements (it being understood that the Borrower is not making any representation or warranty that it complies, or has complied with, Section 404 of the Sarbanes-Oxley Act).

(e) Schedule 4.6(e) describes, and the Borrower has made available to the Lenders, complete and correct copies of all documents governing, all “off balance sheet arrangements” (as defined by item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of the Borrower and any Subsidiary of the Borrower.

4.7 Litigation; Environmental Matters.

(a) Except as set forth on Schedule 4.7(a) attached hereto, there is no pending or threatened Proceeding against or affecting the Borrower or any of its Subsidiaries or the business of the Borrower and its Subsidiaries as currently conducted (other than any litigation where neither the Borrower nor any of its Subsidiaries is the real party in interest and where such litigation relates solely to Mortgage Loans sold by the Borrower or any of its Subsidiaries (but where such sale was not recorded in the appropriate local land records), none of which litigation is material to the Borrower or any of its Subsidiaries) before any court, governmental agency or arbitrator. True, correct and complete copies of all material and non-privileged documents and correspondence relating to any matter required to be set forth on Schedule 4.7(a) have been made available to the Lenders.

(b) Schedule 4.7(b) lists each Proceeding since January 10, 2005 that resulted or could be expected to result (1) in any sanctions, (2) in any regulatory or examination-related findings or reports, or (3) in payments in excess of $50,000, in each case by or against the Borrower or any of its Subsidiaries or any of their respective officers, directors or managers in their capacity as officers, directors or managers (whether as a result of a judgment, civil fine, settlement or otherwise).

(c) Except that either individually or in the aggregate could not be reasonably expected to have a Material Adverse Effect, no Borrower (i) is the subject of any pending or threatened claim alleging that it has failed to comply with any Environmental Law or to obtain, maintain or comply with any License or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any facts or circumstances that would reasonably be expected to subject the Borrower to any material Environmental Liabilities.

4.8 Absence of Undisclosed Liabilities. Neither the Borrower nor any Subsidiary of the Borrower is subject to any material claims, liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), except (a) as and to the extent disclosed or reserved against on the face of (but not in footnotes to) the Latest Balance Sheet or (b) obligations and liabilities under Contracts that (i) are incurred after the date of the Latest Balance Sheet of the nature, type and amount previously incurred in the ordinary course of business consistent with past practice of the Borrower and its Subsidiaries (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of law, order or License, or any proceeding), (ii) individually and in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, and (iii) are not prohibited by this Agreement or any other Loan Document or (c) as set forth on Schedule 4.8. Since December 31, 2005, neither the Borrower nor any Subsidiary of the Borrower has experienced any loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975). Except as set forth on Schedule 4.8, neither of the Borrower nor any Subsidiary of the Borrower has, either expressly or by operation of law, assumed or undertaken any liability of any other Person, including any obligation for corrective or remedial action relating to environmental, health or safety laws.

4.9 Intentionally Left Blank.

4.10 Assets. The Borrower and its Subsidiaries own and have good and valid title to, or in the case of leased property have good and valid leasehold interests in, or otherwise have full or sufficient and legally enforceable rights to use all of the properties and assets (real, personal or mixed, tangible or intangible) used or held for use in connection with, necessary for the conduct of, or otherwise material to, their business, including all such assets reflected in the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet (except accounts receivable and notes receivable paid in full subsequent to the date of the Latest Balance Sheet and assets and properties disposed of in the ordinary course of business since the date of the Latest Balance Sheet) (the “Assets”), in each case free and clear of any Lien other than Permitted Liens.

The Borrower or a Subsidiary of the Borrower has maintained all tangible Assets in all material respects in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used. The Assets are sufficient for the conduct of the business of the Borrower and its Subsidiaries as currently conducted and as proposed to be conducted, and immediately following the Closing, the Assets will be sufficient for the Borrower and its Subsidiaries to conduct their respective businesses in the same manner and to the same effect as conducted immediately prior to the Closing.

4.11 Real Property. Except as set forth in Schedule 4.11 or any REO that is not scheduled to be sold by the Borrower or any of its Subsidiaries within two Business Days of the date on which the Borrower or any Subsidiary of the Borrower obtained ownership of such REO, neither the Borrower nor any of its Subsidiaries owns any real property or interest therein. Schedule 4.11 contains a true, correct and complete list of all of the real property Leases in existence on the date hereof to which the Borrower or any of its Subsidiaries is a party or which is used in the business of the Borrower or its Subsidiaries (the “Real Property Leases”). True and correct copies of all such Real Property Leases have been delivered to the Lenders, together with any amendments, modifications or supplements thereto. There exists no material default or condition, or any state of facts or event which with the passage of time or giving of notice would constitute a material default, in the performance of its obligations under any Real Property Lease by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other party thereto. Neither the Borrower nor any of its Subsidiaries has received any written or oral communication from the landlord or lessor under any of the Real Property Leases claiming that the Borrower or such Subsidiary is in breach in any material respect of its obligations under the respective Real Property Leases, including due but unpaid rent or other charges. The Borrower or a Subsidiary of the Borrower is in sole possession of the premises demised under the Real Property Leases and has not assigned, sublet, mortgaged or otherwise conveyed all or any portion of its respective interest in any Real Property Lease or the premises demised under any Real Property Lease.

4.12 Material Contracts.

(a) Schedule 4.12(a) contains a correct and complete list of all Material Contracts in existence on the date hereof. The Borrower has delivered to the Lenders complete and correct copies of all written Material Contracts and accurate and complete descriptions of all material terms of all oral Material Contracts.

(b) Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Borrower and each of its Subsidiaries, as applicable, and, to the knowledge of the Borrower, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions. The Borrower and each of its Subsidiaries, as applicable, have duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. Except as set forth on Schedule 4.12(b), the enforceability of any Material Contract by the Borrower or its Subsidiary party thereto will not be adversely affected by the execution, delivery or performance of this Agreement or any other Loan Documents, and no Material Contract contains any change-in-control provision or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated hereunder or under the Recapitalization Agreement. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any other party thereto under any Material Contract. To the knowledge of the Borrower, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit the Borrower or any of its Subsidiaries or any other party thereto to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty. Each Material Contract has been performed by the Borrower and each of its Subsidiaries, as applicable, in all material respects in accordance with its terms and applicable law.

(c) Except as set forth on Schedule 4.12(c), none of the Borrower nor any of its Subsidiaries has entered into or is bound by or subject to any of the following: (1) any Contract under which (A) any Person has directly or indirectly guaranteed Debt, liabilities or obligations of the Borrower or any of its Subsidiaries or (B) the Borrower or any of its Subsidiaries has directly or indirectly guaranteed Debt, liabilities or obligations of any Person; (2) any Contract providing for the indemnification of any Person with respect to material liabilities, whether absolute, accrued, contingent or otherwise; (3) any Contract (other than if made in the ordinary course of the Borrower’s business of mortgage origination) under which the Borrower or any of its Subsidiaries has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person; (4) any Contract prohibiting or materially restricting the ability of the Borrower or any of its Subsidiaries to conduct their respective businesses, to engage in any business or operate in any geographical area or to compete with any Person; (5) any Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder, in each case other than as required by law; (6) any Contract that provides for earn-outs or other similar contingent obligations; (7) any Contract that contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to any member of the Borrower or any of its Subsidiaries or (B) a “most favored nation” or similar provision; or (8) any Contract requiring the Borrower or any of its Subsidiaries (A) to co-invest with any other Person, (B) to provide seed capital or similar investment, or (C) to invest in any investment product.

(d) Without limiting the representations in Section 4.12(a), (b) or (c) with respect to Warehouse Financing Agreements, (1) none of the Borrower nor any of its Subsidiaries is in default under any Warehouse Financing Agreement in any respect that would permit the lender, buyer or other financing party thereto (a “Warehouse Financing Party”) to terminate or suspend its obligation to finance or purchase Warehouse Loans thereunder, (2) none of the Borrower nor any of its Subsidiaries has received any written or oral notice that any default exists under a Warehouse Financing Agreement or that a Warehouse Financing Party will terminate any Warehouse Loan facility or will cease to finance or purchase Warehouse Loans that are financed or purchased on an uncommitted or demand basis under any Warehouse Loan Agreement in amounts consistent with past practice, (3) none of the Borrower nor any of its Subsidiaries has received any written or oral communication from any Warehouse Financing Party requesting or requiring a repurchase of Warehouse Loans earlier than the scheduled repurchase date or otherwise on terms not set forth in the applicable Warehouse Loan Agreement or not consistent with the past course of dealing with such Warehouse Financing Party; and (4) the expiration of each Warehouse Loan facility is as set forth on Schedule 4.12(d).

4.13 Affiliate Arrangements.

(a) Except as set forth in Schedule 4.13(a), and except for compensation paid or payable by the Borrower or any of its Subsidiaries to bona-fide employees of the Borrower or any of its Subsidiaries in the ordinary course of business and consistent with past practice, there are no Contracts, arrangements, liabilities or obligations (whether or not evidenced by a writing) (i) between the Borrower or any of its Subsidiaries, on the one hand, and any Lender or any of its Affiliates (including the Borrower or any of its Subsidiaries), on the other hand, or (ii) between the Borrower or any of its Subsidiaries, on the one hand, and a former Subsidiary of the Borrower on the other hand (any such Contract, liability or obligation, an “Affiliate Arrangement”). Each Affiliate Arrangement is and at all times has been on terms and conditions as favorable to the Borrower or its Subsidiary, as applicable, as would have been obtainable by it at the time in a comparable arm’s length transaction with an unrelated third party.

(b) Except as set forth in Schedule 4.13(b) and for mortgage loans made to employees of the Borrower or a Subsidiary of the Borrower in the ordinary course of business and consistent with past practice, neither the Borrower nor any of its Subsidiaries has any loan outstanding, and since February 16, 2005 has not extended or maintained credit, or arranged for the extension of credit, to any director, officer, manager, stockholder, member or employee of any of them.

4.14 Compliance with Laws; Government Regulations.

(a) Except as set forth in Schedule 4.14(a), (a) the Borrower and each of its Subsidiaries have complied and are in compliance in all material respects with all applicable law, and (ii) neither the Borrower nor any of its Subsidiaries has received any notice asserting or, to the knowledge of the Borrower, does a reasonable basis exist for asserting, any violation by the Borrower or any of its Subsidiaries of any applicable law.

(b) The Borrower and each of its Subsidiaries (and, where required, the employees of the Borrower and each of its Subsidiaries) holds all Licenses that are required in order to permit the Borrower and each of its Subsidiaries to own or lease its properties and assets and to conduct their respective businesses as currently conducted under and pursuant to all applicable law. All such Licenses are in full force and effect and are not subject to any suspension, cancellation or revocation or any Proceedings related thereto, and, to the knowledge of the Borrower, no such suspension, cancellation, revocation or Proceeding is threatened or is reasonably likely. Schedule 4.14(b) contains a true, correct and complete list of all Licenses under which the Borrower or any of its Subsidiaries (and, where required, the employees of the Borrower and each of its Subsidiaries) is operating or bound, and the Lenders have been provided with true, correct and complete copies of such Licenses. Except as set forth on Schedule 4.14(b), and subject to Section 4.4, none of the Licenses set forth on Schedule 4.14(b) shall be adversely affected as a result of the Borrower’s execution and delivery of, or the performance of its obligations under, this Agreement, and other Loan Document, or the Recapitalization Agreement or the consummation of the transactions hereunder or thereunder.

Except as provided on Schedule 4.14(b), the Borrower is qualified by the FHA as a mortgagee for FHA loans, and by the VA as a lender for VA loans. Notwithstanding the foregoing, neither Borrower nor any of its Subsidiaries has originated or serviced since February 16, 2005 any FHA or VA loan.

(c) To the knowledge of the Borrower, no director, trustee, managing director, officer, manager or employee of the Borrower or any of its Subsidiaries is, or while working or performing services for the Borrower has been, (1) subject to any cease and desist, censure or other disciplinary or similar order issued by, (2) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (3) a party to any commitment letter or similar undertaking to, (4) subject to any order or directive by or (5) a recipient of any supervisory letter from, any Governmental Body.

(d) The Borrower and each of its Subsidiaries has filed all material filings required to be filed by it with any Governmental Body, including all amendments or supplements thereto (the “Filings”) since February 16, 2005. The Filings complied in all material respects with the requirements of applicable law. The Borrower has made available to the Lenders complete and correct copies of (1) all material Filings made since February 16, 2005, (2) all material audit or inspection reports received by the Borrower or any of its Subsidiaries from any Governmental Body and all written responses thereto made by the Borrower or any of its Subsidiaries since February 16, 2005, (3) all material inspection reports provided to the Borrower or any of its Subsidiaries by any Governmental Body since February 16, 2005 and (4) all non-privileged material correspondence relating to any investigation provided to the Borrower or any of its Subsidiaries by any Governmental Body since February 16, 2005.

(e) Except for routine examinations and audits conducted by any Governmental Body in the regular course of business of the Borrower or any of its Subsidiaries, (1) no Governmental Body has initiated any Proceeding or, to the knowledge of the Borrower, no such Proceeding, investigation, examination, audit or review into the business or operations of the Borrower or any of its Subsidiaries is threatened by any Governmental Body and (2) none of the Borrower or any of its Subsidiaries or any of their respective Affiliates has received any notice or communication (A) of any unresolved violation or exception by any Governmental Body with respect to any report or statement by any Governmental Body relating to any examination of the Borrower or any of its Subsidiaries, (B) threatening to revoke or condition the continuation of any License or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally).

4.15 Ownership and Liens. The Borrower has title to or leasehold interests in all of its assets, including the Collateral, and none of the Collateral or such assets is subject to any Lien, except Liens created or permitted by this Agreement or the other Loan Documents, including the Liens on the Excluded Collateral granted to the Repo Lenders.

4.16 ERISA.

(a) Schedule 4.16(a) contains a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and all other material employee, bonus,

deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, policy, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Borrower or any of its Subsidiaries, for the benefit of (or with) any current or former employee, consultant, or director, officer or manager of the Borrower or any of its Subsidiaries, whether or not written (the “Plans”). Neither the Borrower nor any of its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee, director, officer, manager or consultant of the Borrower or any of its Subsidiaries.

(b) With respect to each of the Plans, the Borrower has heretofore made available to the Lenders true and complete copies of each of the following documents, as applicable: (1) a copy of the Plan (including all amendments thereto) for each Plan (or a written description of any Plan that is not in writing); (2) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed; (3) a copy of the two most recent actuarial reports, if applicable; (4) a copy of the two most recent financial reports, if applicable; (5) a copy of the most recent summary plan description, together with all summaries of material modifications issued with respect to such summary plan description, if required under ERISA, with respect to each Plan, and all other material employee communications relating to each Plan; (6) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and (7) the most recent determination letter received from the Internal Revenue Service with respect to each Qualified Plan (as defined below).

(c) None of the Borrower, the Borrower’s Subsidiaries, or the ERISA Affiliates maintain or contribute to (or have at any point during the past six years maintained or contributed to) any employee benefit plan that is subject to Title IV of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of incurring any such liability.

(d) Each Plan has been operated and administered in all material respects in accordance with applicable law, including ERISA and the Code, and in accordance with the provisions of such Plan, except where any failure to comply with applicable law would not reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Borrower, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits). Without limiting the previous sentence, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Borrower’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Borrower or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any multiemployer plan, any Plan, any participant in a Plan, or any other party.

(e) Schedule 4.16(e) identifies all Plans that are intended to be “qualified plans” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the knowledge of the Borrower, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. Schedule 4.16(e) also identifies each trust funding to any Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and, to the knowledge of the Borrower, each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code).

(f) Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA (a “Welfare Plan”) either (1) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (2) is unfunded. No Welfare Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Borrower or any of its Subsidiaries after retirement or other termination of service (other than (x) coverage mandated by applicable law, (y) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, or (z) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(g) Each individual who renders services to the Borrower or any of its Subsidiaries who is classified as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is properly so characterized. Except with respect to matters relating to employee classification or job responsibilities of any position or task in determining or providing compensation, benefits, working conditions, or business operations as they relate to interactions with independent contractors, current, and former employees, each individual who renders services to the Borrower or any of its Subsidiaries is properly classified as an independent contractor, exempt employee, or non-exempt employee for all applicable labor law purposes (including for purposes of eligibility for overtime pay).

(h) No labor organization or group of employees of the Borrower or any of its Subsidiaries has made a pending written demand to the Borrower for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no strikes, work stoppages, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Borrower, threatened against or involving the Borrower or any of its Subsidiaries, and to the knowledge of the Borrower, there are no organizing activities underway with respect to employees of the Borrower or any of its Subsidiaries.

(i) Neither the execution of this Agreement or the Recapitalization Agreement nor the consummation of the transactions contemplated hereby or thereby will, either alone or in combination with any other event, (1) entitle any current or former employee, officer, director, manager or consultant of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (2) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director, manager or consultant. No amounts payable under any of the Plans or any other Contract with respect to which the Borrower or any of its Subsidiaries may have any liability would reasonably be expected not to be deductible for federal income tax purposes by virtue of Section 280G of the Code as currently in effect.

4.17 Taxes. Except as set forth on Schedule 4.17:

(a) Each of the Borrower and its Subsidiaries has (1) duly and timely filed (or has been included in a consolidated group which has filed) with the appropriate Taxing Authority all federal and state income Tax Returns and other material Tax Returns (federal, state and local) required to be filed by or with respect to it (including with respect to its income, properties and operations), and all such Tax Returns are true, correct and complete in all material respects, and (2) timely paid (or there has been timely paid on its behalf) all Taxes due or claimed to be due from or with respect to it (including with respect to its income, properties and operations) by any Taxing Authority, except for such taxes being contested in good faith and as for which adequate reserves are being maintained in accordance with GAAP.

(b) Each of the Borrower and the its Subsidiaries has complied in all material respects with all applicable law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and any similar provisions of any foreign applicable law) and has, within the time and manner prescribed, withheld and paid over to the proper Taxing Authority all material amounts required to be withheld and paid over under all applicable law.

(c) Except with regards to Liens that may be placed upon the Borrower’s REO Properties from time to time in the ordinary course of business, there are no Liens for Taxes upon the assets or properties of the Borrower or any of its Subsidiaries except for statutory Liens for Taxes not yet due. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return in respect of any taxable period which Tax Return has not since been filed.

(d) No jurisdiction in which the Borrower or any of its Subsidiaries does not file a Tax Return has made a claim that the Borrower or any of its Subsidiaries is required to file a Tax Return for such jurisdiction. Except for administrative proceedings with respect to the Borrowers and its Subsidiaries for 2003 and 2004, no federal, state, local or foreign audits or other administrative Proceedings have formally commenced or, to the knowledge of the Borrower, are presently ongoing with respect to any Taxes or Tax Returns of or including the Borrower or any of its Subsidiaries, and no notification has been received in writing that such an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to the Borrower or any of its Subsidiaries or any Tax Return filed by or with respect to the Borrower or any of its Subsidiaries. No deficiency for any Tax has been assessed in writing with respect to the Borrower or any of its Subsidiaries which has not been paid in full. Except with respect to the administrative proceedings referenced above, no power of attorney which is currently in force has been granted by or with respect to the Borrower or any of its Subsidiaries with respect to any matter relating to Taxes. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Borrower or any of its Subsidiaries.

(e) Except as listed in Section 4.17(e), neither the Borrower nor any of its Subsidiaries is a party to, bound by, or has any obligation under, any Tax sharing agreement or has any potential liability or obligation to any Person as a result of, or pursuant to, any Tax sharing agreement. No claim has been or reasonably could be asserted by any Taxing Authority that the Borrower or any of its Subsidiaries is liable for any material Taxes under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

(f) Any Taxes of the Borrower or any of its Subsidiaries that accrued through, but were not due and payable as of, the date of the Balance Sheets, were properly accrued on either Balance Sheet in accordance with GAAP, except for personal property taxes at various locations that are less than $10,000 in the aggregate. Since the date of the Balance Sheets, neither the Borrower nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

(g) Since its indirect acquisition by FBR, the Borrower and its Subsidiaries have been a member of FBR’s consolidated, combined, unitary or similar group for income tax purposes.

(h) The Borrower qualifies and has since the date of its formation qualified to be treated as a partnership or a “disregarded entity” for United States federal income tax purposes, is currently a “disregarded entity” for United States federal income tax purposes and neither the Borrower nor any holder of any Membership Interest has taken a position inconsistent with such treatment with regard to any Tax. Each Subsidiary of the Borrower that is a partnership or limited liability company qualifies and has since the date of its formation qualified to be treated as a partnership or disregarded entity for United States federal income tax purposes, and no Person has taken a position inconsistent with such treatment with regard to any Tax.

(i) The Tax Returns of the Borrower and each of its Subsidiaries for all tax years through 2002, (i) have been examined and the tax years closed by the Internal Revenue Service, and no adjustments to such Tax Returns were made, or (ii) the statute of limitations with respect to all such Tax Returns has expired.

4.18 Debt. The Borrower is not obligated with respect to any Debt that is not permitted by this Agreement.

4.19 Intellectual Property.

(a) Schedule 4.19(a)(i) sets forth a complete and correct list of all material Intellectual Property and indicates whether such Intellectual Property is owned by the Borrower or any of its Subsidiaries or licensed to the Borrower or any of its Subsidiaries by a third Person. All of the material Intellectual Property owned by the Borrower or any of its Subsidiaries is owned free and clear of any Liens other than Permitted Liens. The Borrower and its Subsidiaries have the legal right to use the Intellectual Property in connection with their respective businesses as currently conducted and, immediately after the Closing, will continue to have such right to the same extent and on the same terms as each of them was entitled to use such Intellectual Property immediately prior to the Closing. Schedule 4.19(a)(ii) sets forth a complete and correct list of all written, oral or other licenses and agreements with respect to any Intellectual Property that is licensed by or to the Borrower or any of its Subsidiaries (the “License Agreements”).

(b) To the knowledge of the Borrower, the business of the Borrower and its Subsidiaries has not and does not infringe any intellectual property rights of any Person in any material respect. To the knowledge of the Borrower, except as set forth on Schedule 4.19(b), no Intellectual Property owned by the Borrower or any of its Subsidiaries is being materially infringed by any Person. Except as set forth on Schedule 4.19(b) or pursuant to the License Agreements, no Intellectual Property owned by the Borrower or any of its Subsidiaries is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Borrower or any of its Subsidiaries with respect to their respective businesses as currently conducted or restricting the licensing thereof by such any of them to any Person. Except as set forth on Schedule 4.19(b), neither the Borrower nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of Intellectual Property. The Intellectual Property owned by the Borrower or any of its Subsidiaries that has been registered with, filed in or issued by the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign is set forth on Schedule 4.19(b) and such registrations, filings, issuances and other actions in respect thereof remain in full force and effect.

(c) All Information Technology used in the business of the Borrower or its Subsidiaries as currently conducted functions in all material respects in accordance with its applicable specifications and is adequate for its use.

(d) The Borrower and its Subsidiaries have at all times complied with all applicable laws, as well as their own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Borrower or any of its Subsidiaries in the conduct of their business. No action, claim, complaint, suit, inquiry, judicial or administrative proceeding, audit or investigation has been asserted or threatened against the Borrower or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any law or rule, policy, or procedure, related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Borrower or any of its Subsidiaries in the conduct of their business. The Borrower and its Subsidiaries take reasonable measures to ensure that personal information is protected against unauthorized access, use, modification, or other misuse.

4.20 Labor and Employment Matters. Except as set forth on Schedule 4.20:

(a) There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council to which the Borrower or any of its Subsidiaries is a party or bound or covering employees of the Borrower or any of its Subsidiaries. To the knowledge of the Borrower, no union organizing campaign with respect to the employees of the Borrower or any of its Subsidiaries is threatened or underway, no labor union, labor organization, trade union, works council or group of employees of the Borrower or any of the Borrower’s Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any similar state or foreign Governmental Body.

(b) There is no unfair labor practice charge or complaint against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before the National Labor Relations Board or any similar state or foreign Governmental Body. There is no charge with respect to or relating to the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened before the Equal Employment Opportunity Commission or any other Governmental Body responsible for the prevention of unlawful employment practices. Neither the Borrower nor any of its Subsidiaries has received notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment, or classes of the foregoing, alleging breach of any express or implied contract of employment, any applicable law governing the employment relationship or the termination thereof.

(c) Except as may be the subject of the Class Action Litigation, the Borrower and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices, including the Fair Labor Standards Act, the Immigration Control and Reform Act, 42 U.S.C. Sec. 1981, 42 U.S.C. Sec. 1985 and Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Health Insurance Portability Protection Act, the whistleblower provisions of Sarbanes-Oxley, the Occupational Safety and Health Act, or any other analogous state law. Neither the Borrower nor any of its Subsidiaries has received written notice of the intent of any Governmental Body responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the knowledge of the Borrower, no such investigation is in progress.

(d) Since February 16, 2005, neither Borrower nor any of its Subsidiaries has effectuated (1) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Borrower or any of its Subsidiaries; (2) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Borrower or any of its Subsidiaries; or (3) an

“exit incentive or other employment termination program” (as defined in the Older Workers Benefit Protection Act (the “OWBPA”) or any similar Law).

4.21 Hedging Agreements. Schedule 4.21 sets forth a true, complete and correct list of all Hedging Agreement (other than any forward commitment entered into to sell Mortgage Loans or any best efforts, mandatory or other rate lock or rate protection issued to a mortgagor pursuant to a Mortgage Loan) and other similar risk management arrangements and derivative financial instruments, whether entered into for the account of the Borrower or any of its Subsidiaries or for the account of one or more Investors. Each Hedging Agreement constitutes the valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, and are in full force and effect. Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any other party thereto is in material breach of any of its obligations under any Hedging Agreement.

4.22 Insurance. Schedule 4.22 contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workmen’s compensation, health, errors or omissions, malpractice and other material forms of insurance held by the Borrower or any of its Subsidiaries for the benefit of the Borrower or any of its Subsidiaries (specifying the insurer, amount of coverage, type of insurance, policy number, and any material pending claims thereunder), which insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the business of the Borrower and its Subsidiaries as currently conducted (“Insurance Policies”). With respect to each Insurance Policy: (a) each Insurance Policy is in full force and effect; (b) all premiums due and payable have been paid; (c) no notice of cancellation or termination (or other notice that such Insurance Policy will not be renewed on substantially the same terms as are now in effect or the premium on such Insurance Policy shall be materially increased on the renewal thereof) has been received; and (d) to the knowledge of the Borrower, there exists no event, occurrence, condition or act (including the transactions contemplated under the Loan Documents or the Recapitalization Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such Insurance Policy, except as a result of a change in control with respect to the Borrower. The Borrower and its Subsidiaries, as applicable, have complied in all material respects with the terms and provisions of such Insurance Policy and bonds. There is no material claim by the Borrower or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, or that could reasonably be expected to cause a material increase in the insurance rates of the Borrower or any of its Subsidiaries. The Fidelity Insurance, the directors and officers liability insurance, and errors and omissions policies and all other insurance coverage of the Borrowers and its Subsidiaries have been maintained in accordance with applicable law in all material respects.

4.23 Mortgage Loans.

(a) Owned Mortgage Loan Schedule. Schedule 4.23(a) sets forth a true, complete and correct list, as of the date thereof, of all Owned Mortgage Loans and the following information with respect to each such Owned Mortgage Loan: (1) whether it is a Borrower Loan, a Serviced Loan or a Warehouse Loan (and, if so, the applicable warehouse lender or repurchaser under the Repurchase Agreement), (2) the face amount of the Mortgage Note and the aggregate unpaid principal balance, (3) the interest rate, (4) maturity date, (5) the debt-income ratio (if applicable), (6) the loan-to-value ratio, (7) prepayment penalty term, (8) prepayment penalties, (9) lien priority, and (10) the state where the Mortgage Collateral securing the Owned Mortgage Loan is located.

(b) Ownership of Owned Mortgage Loans. Except as set forth on Schedule 4.23(b)(1), the Borrower or a Subsidiary of the Borrower is the sole beneficial owner and holder of legal title to each Owned Mortgage Loans. Except as set forth on Schedule 4.23(b)(2) (which schedule shall identify all forward loan sale commitments in place as of the date hereof), no Person other than the Borrower or a Subsidiary of the Borrower has any interest in the Owned Mortgage Loans. Except as set forth on Schedule 4.23(b)(3), neither the Borrower nor any of its Subsidiaries has assumed any obligations with respect to any Non-Originated Mortgage Loan.

(c) Correspondent Agreements.

(1) Schedule 4.23(c)(1) sets forth a true, complete and accurate list of all Correspondent Agreements. The Borrower has delivered or otherwise made available to the Lenders true and complete copies of each Correspondent Agreement. Each Correspondent Agreement is in full force and effect.

(2) Except for Mortgage Loans repurchased by the Borrower pursuant to a Correspondent Agreement due to a breach of a representation and warranty set forth therein, to the knowledge of the Borrower, each of the representations and warranties of the Borrower or any Subsidiary of the Borrower set forth in each Correspondent Agreement is true and correct in all material respects with respect to each Mortgage Loan sold pursuant to such Correspondent Agreement.

(3) Except as set forth on Schedule 4.23(c)(3), all Mortgage Loans sold by the Borrower or any Subsidiary of the Borrower to an Investor are sold on a servicing released-basis, and, after the closing of such sale, neither the Borrower nor any Subsidiary of the Borrower retains any rights or obligations to service such Mortgage Loans. Except as set forth on Schedule 4.23(c)(3) and subject to interim servicing under a Mortgage Servicing Agreement, prior to such sale to an Investor, the Borrower or a Subsidiary of the Borrower has all rights and obligations to service such Mortgage Loans.

(d) Compliance with Applicable Law.

(1) Each Originated Mortgage Loan and, to the knowledge of the Borrower, each Non-Originated Mortgage Loan (and, in each case, the related Mortgage Loan Documents and Mortgage Loan Files) has at all times during which it was an Owned Mortgage Loan, complied with, and the activities of the Borrower and the Borrower’s Subsidiaries (including, activities relating to the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling, servicing, subservicing and master servicing) comply with and at all times have been in compliance with, (A) all applicable law then in effect, including all predatory and abusive lending, usury, truth-in-lending, real estate settlement procedures, consumer credit protection

(including the Uniform Consumer Credit Code), fair credit reporting, unfair collection practices, equal credit opportunity, fair housing and disclosure laws and other laws applicable to the solicitation, origination, servicing and collection of mortgage loans and any requirement that the Borrower receive disclosure materials and, if applicable, rescission materials, with respect to such mortgage loan; (B) the material terms of any Correspondent Agreement in effect at the time the Mortgage Loan was sold applicable to such Mortgage Loan and any schedule, statement or certificate furnished to the Investors pursuant to any Mortgage Servicing Agreement or Correspondent Agreement; and (C) in all material respects, the standard underwriting guidelines of the Borrower and each Subsidiary of the Borrower in effect at the time such Mortgage Loan was originated.

(2) Each Pipeline Application, if and when funded, will be in compliance with all applicable law.

(3) Except for payment defaults of less than 30 days, there are no defaults in complying with the terms of any Owned Mortgage Loans, and all Taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing and which, if left unpaid, would result in a default under an Owned Mortgage Loan, have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither the Borrower nor any Subsidiary of the Borrower has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the mortgagor, directly or indirectly, for the payment of any amount required under any Owned Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Owned Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest.

(4) In connection with the origination and servicing of each Mortgage Loan, all requirements of any federal, state or local law in effect at the time of the origination or servicing, as applicable, of such Mortgage Loan, including all applicable predatory and abusive lending, usury, truth-in-lending, real estate settlement procedures, consumer credit protection (including Uniform Consumer Credit Code laws), fair credit reporting, unfair collection practices, equal credit opportunity or fair housing and disclosure laws applicable to the solicitation, origination servicing and collection of payments in respect of mortgage loans have been complied with, and any mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans.

(5) No Owned Mortgage Loan is (1) a loan defined under or covered by the Home Ownership and Equity Protection Act of 1994, as amended, (2) a “high cost,” “threshold,” “covered,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other applicable law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees), or (3) a “High Cost Loan” or “Covered Loan” as defined in the S&P

LEVELS glossary. The Borrower and each Subsidiary of the Borrower has implemented and conducted compliance procedures to determine if each Owned Mortgage Loan is a “high cost” home loan or a similarly classified loan under applicable law.

(e) Modifications and Waivers. Except as set forth in the Mortgage Loan Documents or the Mortgage Loan Files and identified on Schedule 4.23(e), to the knowledge of the Borrower, the terms of each Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The execution of any waiver, alteration or modification was not in violation of any warehouse agreement or repurchase agreement to which the Borrower or a Subsidiary of the Borrower is a party, and the substance of any such waiver, alteration or modification has been communicated to and approved in writing by the title insurer and any issuer of a policy of mortgage guaranty insurance, if applicable, to the extent required by the relevant policies, and its terms are reflected in the Mortgage Loan Documents or the applicable Mortgage Loan Files. Except as set forth on Schedule 4.23(a) or except as set forth in the Mortgage Loan Documents or the Mortgage Loan Files and identified on Schedule 4.23(e), neither the Borrower nor any Subsidiary of the Borrower has (1) subordinated the Lien of any Mortgage Loan to any other Mortgage or Lien or (2) released any portion of the Mortgage Collateral from the Lien of any Owned Mortgage Loan, except upon receipt of payment in full of all amounts due under such Owned Mortgage Loan. No Mortgage Note or Mortgage with respect to an Owned Mortgage Loan requires the holder thereof to release all or any portion of the released Mortgage Collateral from the Lien of the related Mortgage Note or Mortgage, except upon payment in full of all amounts due under such Owned Mortgage Loan.

(f) Enforceability of Mortgage Loans. Except as set forth on Schedule 4.23(f), each Owned Mortgage Loan: (1) is evidenced by an enforceable Mortgage Note and is not subject to any right of rescission, offset, counterclaim or defense, including the defense of usury, and (2) is secured by a duly recorded and enforceable first or, as to Subordinate Priority Mortgage Loans, second priority Mortgage on the real property and improvements described in or covered by the related Mortgage. Except to the extent that the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, conservatorship, receivership, moratorium and other laws affecting the rights of creditors generally, each Mortgage Note and Mortgage Loan Document in respect of an Owned Mortgage Loan has been duly and validly executed by the Borrower, and, to the knowledge of the Borrower, by the other parties thereto and is enforceable and a binding obligation of the parties thereto in accordance with its terms, and the exercise of any rights thereunder will not render any Owned Mortgage Loan or related Mortgage Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, offset, counterclaim or defense, including the defense of usury, and no such right of rescission, offset, counterclaim or defense has been asserted with respect thereto. To the knowledge of the Borrower, each Borrower had, at the time of the origination of the applicable Owned Mortgage Loan, the full right, power, authority and capacity to pledge the Mortgage Collateral pledged under the related Owned Mortgage Loan.

(g) Mortgage Collateral.

(1) Except as set forth on Schedule 4.23(g)(1): (A) no part of any Mortgage Collateral securing an Owned Mortgage Loan has been condemned; (B) there is no Proceeding pending or, to the knowledge of the Borrower, threatened against or affecting any Borrower or any of the Mortgage Collateral securing an Owned Mortgage Loan that, if determined adversely to such Borrower or Mortgage Collateral, would reasonably be expected to adversely affect the value of such Mortgage Collateral; and (C) there is no casualty affecting any portion of the Mortgage Collateral securing an Owned Mortgage Loan.

(2) To the knowledge of the Borrower, all of the real property and improvements included in the Mortgage Collateral securing each Owned Mortgage Loan comply in all material respects with all applicable zoning, land use, environmental and other applicable law, as well as any regulatory agreement or restrictive covenant affecting such Mortgage Collateral. There is no pending action or proceeding directly involving any mortgaged Mortgage Collateral securing an Owned Mortgage Loan of which the Borrower or any Subsidiary of the Borrower is aware in which compliance with any Environmental Law, rule or regulation is an issue; and to the knowledge of the Borrower, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(3) If an Owned Mortgage Loan is secured by a long-term residential lease, (A) the lessor under the lease holds a fee simple interest in the land; (B) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (C) the terms of such lease do not (i) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (ii) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (iii) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (iv) permit any increase in rent other than pre-established increases set forth in the lease; (D) the original term of such lease is not less than 15 years; (E) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (F) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice.

(4) The Borrower and the Borrower’s Subsidiaries have properly filed or caused to be properly filed all UCC financing statements, including all extension statements, in the appropriate offices required to perfect and maintain a valid Lien in all Mortgage Collateral for which a filing of a UCC financing statement may be used to perfect and maintain a valid Lien in such Mortgage Collateral.

(5) The Mortgage Collateral securing each of the Owned Mortgage Loans is, and has been at all times during which such Mortgage Collateral secured an Owned Mortgage Loan, covered by policies of hazard and flood insurance, to the extent required by applicable law, all in a form usual and customary in the industry and all of which are in full force and effect, and all amounts due and payable under each policy have been, or will be, paid prior to the Closing Date. All fire and casualty policies covering the real property and improvements encumbered by each Mortgage related to an Owned Mortgage Loan (A) name the mortgagee and its successors and assigns as the insured under a standard mortgage clause, (B) to knowledge of the Borrower, are in full force and effect, and (C) afford insurance against fire and such other risks as are usually insured against in the special risk or all risk form of extended coverage insurance generally available. Each Mortgage or other related Loan Document for each Owned Mortgage Loan provides that insurance proceeds and condemnation proceeds will be applied to either restore or repair the related mortgaged Mortgage Collateral or repay the principal of the related Owned Mortgage Loan, with, in some cases, the related Borrower being entitled to receive proceeds in excess of the amount utilized to restore or repair the related mortgaged Mortgage Collateral.

(6) To the knowledge of the Borrower, there are no uninsured casualty losses to the premises securing the Owned Mortgage Loans or any casualty losses to such premises where coinsurance has been or will be claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the casualty insurance carrier. To the knowledge of the Borrower, all damage with respect to which casualty insurance proceeds have been received by or through the Borrower or any Subsidiary of the Borrower has been repaired or is in the process of being repaired with such proceeds.

(7) To the knowledge of the Borrower, there are no structural defects affecting any of the improvements included in the Mortgage Collateral securing the Owned Mortgage Loans, other than defects for which adequate reserves have been established by the Borrower with the Borrower or any Subsidiary of the Borrower and which are identified on Schedule 4.23(g)(7).

(8) In the event that an Owned Mortgage Loan is secured by a deed of trust, all applicable law with respect to the trustee’s service under such deed of trust have been complied with or, if not complied with, can be cured solely by substituting trustees thereunder and by filing a substitution of trustee document in the appropriate filing or recording office.

(9) To the knowledge of the Borrower, the Mortgage Collateral securing each Owned Mortgage Loan is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the such mortgaged Mortgage Collateral and, with respect to the use and occupancy of the same, including certificates of occupancy, have been made or obtained from the appropriate authorities.

(10) The source of the down payment with respect to each Owned Mortgage Loan has been verified in accordance with the guidelines of the Borrower or a Subsidiary of the Borrower unless such Owned Mortgage Loan is in an acceptable program that does not require verification of assets.

(11) Each Mortgage or other Loan Document related to each Owned Mortgage Loan contains an enforceable provision for the acceleration of the unpaid balance of the related Owned Mortgage Loan, if, without prior consent of lender or satisfaction of certain conditions, the related mortgaged Mortgage Collateral or interest therein is directly or indirectly transferred or sold or encumbered (including in connection with subordinate financing) without the prior written consent of the mortgagee thereunder.

(12) The Mortgage Collateral securing an Owned Mortgage Loan is located in the state identified in Schedule 4.23(a) and consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse; provided, however, that any condominium project or planned unit development shall conform with the applicable law regarding such dwellings. No mortgaged Mortgage Collateral securing an Owned Mortgage Loan consists of manufactured homes, log homes, mobile homes, geodesic domes or other unique property types. None of the mortgaged Mortgage Collateral securing an Owned Mortgage Loan is comprised in whole or part of cooperative units. As of the respective appraisal date for each item of mortgaged Mortgage Collateral, no portion of such mortgaged Mortgage Collateral was being used for commercial or mixed-use purposes and, to the Borrower’s or Borrower’s Subsidiaries knowledge, since the date of such appraisal, no portion of such mortgaged Mortgage Collateral has been used for commercial purposes. No Owned Mortgage Loan finances builder inventory. If the mortgaged Mortgage Collateral securing an Owned Mortgage Loan is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project complies with applicable law.

(h) Mortgage Holders. Except as set forth on Schedule 4.23(h), each Owned Mortgage Loan was originated by an entity that is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. To the knowledge of the Borrower, all Persons that have had any interest in an Owned Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with all applicable law (including all applicable licensing requirements of the laws of the state in which the Mortgage Collateral securing an Owned Mortgage Loan is located), and (2) (A) organized under the laws of the state in which the Mortgage Collateral securing such Owned Mortgage Loan is located, (B) qualified to do business in such state, (C) a federal savings and loan association or national bank having principal offices in such state, or (D) not doing business in such state. To the knowledge of the Borrower, no act or acts by any Person which has had an interest in any Owned Mortgage Loan will render the Owned Mortgage Loan or Mortgage Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, and no such right of rescission has been asserted or, to the knowledge of the Borrower, threatened with respect thereto.

(i) Title Insurance. Except as set forth on Schedule 4.23(i), each Owned Mortgage Loan is insured by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance, containing such endorsements and affirmative insurance as is customary for similar transactions; each such title insurance policy is issued by a title insurer qualified to do business in the jurisdiction where the related Mortgage Collateral is located, and insures the originator and its successors and assigns as to the first or second priority Lien of the Mortgage in the original principal amount of the Owned Mortgage Loan subject only to those Liens shown on the title policy. With respect to Warehouse Loans, the applicable warehouse lender, as assignee of the originator’s rights, is an insured of such lender’s title insurance policy, and such lender’s policy is in full force and effect. None of the Borrower, any Subsidiary of the Borrower or, to the knowledge of the Borrower, any prior servicer or owner has committed or suffered any act or omission that has impaired, or would reasonably be expected to impair, the coverage of such lender’s policy.

(j) Defaults and Delinquencies. Except as set forth on Schedule 4.23(j), no Owned Mortgage Loan is delinquent in payment in excess of 30 days or otherwise in default, and there are no events that, with the giving of notice or the passage of time, or both, would constitute a default, breach or event of acceleration under any Owned Mortgage Loan. To the knowledge of the Borrower, there are no pending requests for material modification, extension, workout, foreclosure or deed in lieu of foreclosure in connection with any Owned Mortgage Loan.

(k) Escrows. Except as set forth on Schedule 4.23(k), the Borrower or a Subsidiary of the Borrower (or the servicer acting on behalf of the Borrower or a Subsidiary of the Borrower) collects all escrows related to the Owned Mortgage Loans to the extent that the Mortgage Loan Documents require any escrows. Except as set forth on Schedule 4.23(k), all escrow accounts of the Borrower have been maintained by the Borrower and the Borrower’s Subsidiaries (or the servicer acting on behalf of the Borrower or a Subsidiary of the Borrower) in accordance with all applicable law, and in accordance with the Mortgage Servicing Agreement and the Mortgage Loan Documents related thereto. Except as set forth on Schedule 4.23(k), the Borrower or a Subsidiary of the Borrower (or the servicer acting on behalf of the Borrower or a Subsidiary of the Borrower) has properly credited to the account of the pertinent Borrowers all interest required to be paid on any escrow account of the Borrower through the Closing Date.

(l) Escrow Analysis. The Borrower and the Borrower’s Subsidiaries (or the servicer acting on behalf of the Borrower or a Subsidiary of the Borrower) have properly conducted, in all material respects, an escrow analysis for each Owned Mortgage Loan within the 12-month period immediately preceding the Closing Date (unless such Owned Mortgage Loan was originated in such 12-month period). All books and records with respect to each such Owned Mortgage Loan are in good condition and are adjusted to reflect properly the results of the escrow analysis. The Borrower and the Borrower’s Subsidiaries (or the servicer acting on behalf of the Borrower or a Subsidiary of the Borrower) have delivered timely and proper notification to the Borrower under each such Owned Mortgage Loan of all payment adjustments resulting from such escrow analysis.

(m) Letters of Credit. There are no letters of credit held by the Borrower or a Subsidiary of the Borrower with respect to Mortgage Loans.

(n) Loan Documents. Except as set forth on Schedule 4.23(n), the Borrower’s warehouse lenders or other repurchase buyer or a custodian therefor has physical possession of the executed original Mortgage Note for each Owned Mortgage Loan, which Mortgage Notes are located in the location set forth in Schedule 4.23(n). Each Mortgage Loan File related to an Owned Mortgage Loan is complete and accurate in all material respects, and all monies received with respect to each Owned Mortgage Loan have been properly accounted for and applied. There are no material defects in any Owned Mortgage Loan or related Mortgage Loan File. To the knowledge of the Borrower, the documents, instruments and agreements used in underwriting each Owned Mortgage Loan were not falsified.

(o) Advances. Except as set forth on Schedule 4.23(o), neither the Borrower nor any Subsidiary of the Borrower (nor the servicer acting on behalf of the Borrower or a Subsidiary of the Borrower) has advanced funds, directly or indirectly, for the payment of any amount required under the Mortgage Loan Documents for each Owned Mortgage Loan except for interest accruing from the date of the related Mortgage Note or date of disbursement of the Owned Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the due date of the first installment of principal and interest. Except as set forth on Schedule 4.23(o), neither the Borrower nor any Subsidiary of the Borrower is under any obligation to make any future advances under any Owned Mortgage Loan, and the proceeds of each Owned Mortgage Loan have been fully advanced. Except as set forth on Schedule 4.23(o), which schedule also sets forth the source and amount of future funding, any mortgage amounts that may hereafter be required to be disbursed to the applicable Borrower are properly held in the appropriate escrow or other reserve accounts with or on behalf of the Borrower or a Subsidiary of the Borrower.

(p) Repurchased/Unsold Loans. Schedule 4.23(p) sets forth a true, complete and accurate list, as of the date of such Schedule, of (i) each Repurchased/Unsold Loan, (ii) the unpaid principal balance of each such Repurchased/Unsold Loan as of the date thereof, (iii) any advances made with respect to each such Repurchased/Unsold Loan by the Borrower, a Subsidiary of the Borrower or any servicer, (iv) the current payments status of each such Repurchased/Unsold Loan (e.g., 30+ days delinquent, foreclosure, etc.) and (v) an explanation setting forth the reason that each such Repurchased/Unsold Loan was repurchased or is unable to be sold pursuant to a Correspondent Agreement (e.g., repurchased upon breach of representation, repurchased upon early payment default, foreclosure, document defects, failure to satisfy conditions to sale, etc.).

(q) Investor Commitments. Except as set forth on Schedule 4.23(b)(ii), there are no commitments made by Investors to purchase Mortgage Loans from the Borrower or any Subsidiary of the Borrower (or to guarantee and purchase mortgage-backed securities with respect thereto) or other future or option contracts.

(r) Adjustable Mortgage Rates. All Owned Mortgage Loans with adjustable rates, if any, have been timely and appropriately adjusted, in all material respects, and the applicable Borrowers have been appropriately advised where it is the obligation of the Borrower or a Subsidiary of the Borrower to do so. All Taxes, assessments and similar charges due in respect of the property covered by each Owned Mortgage Loan having an impound account administered by the Borrower or a Subsidiary of the Borrower or a servicer acting on behalf of the Borrower or a Subsidiary of the Borrower are current.

(s) REO. As of the date of Schedule 4.23(s), neither the Borrower nor any Subsidiary of the Borrower holds any REO and does not own or lease real property related to a Mortgage Loan other than as disclosed in Schedule 4.23(s). As of the date hereof, no Mortgage Collateral securing an Owned Mortgage Loan is in foreclosure by the Borrower or any Subsidiary of the Borrower on behalf of itself or on behalf of any Investor other that as disclosed in Schedule 4.23(s).

(t) Whole Loan. Each Owned Mortgage Loan is a Whole Loan.

(u) Loan-to-Value Ratio. If any Owned Mortgage Loan had an original loan-to-value ratio of greater than 80%, and the Mortgage Loan Documents reflect that the Owned Mortgage Loan is covered by a PMI policy, the excess over 78% is and will be insured as to payment defaults by a PMI policy until terminated pursuant to the Homeowners Protection Act of 1998, 12 U.S.C. § 4901, et seq. All provisions of such PMI policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Owned Mortgage Loan subject to a PMI policy obligates the Borrower thereunder to maintain the PMI policy and to pay all premiums and charges in connection therewith. Any such premium is not payable from any portion of the mortgage interest rate.

(v) Pipeline Applications.

(1) Compliance. The Borrower and the Borrower’s Subsidiaries have complied in all material respects with all applicable law with respect to the origination, processing, underwriting and credit approval of the Pipeline Applications, including those laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages. Without limiting the generality of the foregoing, the documentation in connection with the origination, processing, underwriting and credit approval of the Pipeline Applications complied in all material respects with all applicable law in effect at the time that such Pipeline Applications were prepared and processed by the Borrower or a Subsidiary of the Borrower.

(2) Books and Records; Loan Files. The information contained in each Mortgage Loan File with respect to the Pipeline Applications, and other documents upon which underwriters generally rely (such as verification of employment) is complete and accurate in all material respects and is in compliance in all material respects with applicable law.

(3) Pipeline Applications. Schedule 4.23(v)(3) sets forth, as of the date indicated thereon, (A) the last name of each applicant who has submitted a Pipeline Application, provided that the Pipeline Application is then in force and has not resulted in a closed loan; (B) the loan amount, (C) the interest rate on the loan, (D) the origination date of the loan, (E) the approval date of the loan, (F) the lien status of the loan and (G) the property address (including the state) where the Mortgage Collateral securing such loan is located. In the case of any of the Pipeline Applications that have been approved by the Borrower or a Subsidiary of the Borrower, there are and will be no terms or conditions relating to such Pipeline Application that will prevent the Borrower or any Subsidiary of the Borrower from timely making any required disclosures or otherwise complying with all applicable law.

(w) Appraisals. The Mortgage Loan File for each Owned Mortgage Loan contains an appraisal of the related mortgaged Mortgage Collateral signed prior to the funding of the Owned Mortgage Loan application by a duly qualified appraiser and the appraisal and appraiser both satisfy the requirements of the Investors and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the rules and regulations promulgated thereunder, all as in effect on the date the Owned Mortgage Loan was originated.

(x) No Satisfaction of Mortgage. As to any Owned Mortgage Loan, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission.

(y) Acceptable Investment. Neither the Borrower nor the Subsidiary of the Borrower has any knowledge of any circumstances or conditions with respect to any Owned Mortgage Loan, a Mortgaged Property, any Borrower or any Borrower’s credit standing that can reasonably be expected to cause private institutional investors to regard such Owned Mortgage Loan as an unacceptable investment, cause such Owned Mortgage Loan to become delinquent, or adversely affect the value or marketability of such Owned Mortgage Loan.

(z) Qualified Mortgages. Except for Mortgage Loans that are delinquent 90 days or more as of the “start-up date” of a real estate mortgage investment conduit, each Mortgage securing an Owned Mortgage Loan is a “qualified mortgage” within Section 860(a)(3) of the Code.

(aa) No Additional Collateral. As to each Owned Mortgage Loan, the related Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage.

(bb) Prepayment Penalties. With respect to any Owned Mortgage Loan that contains a provision permitting imposition of a prepayment charge or penalty interest in connection with a prepayment of such Owned Mortgage Loan (a “Prepayment Penalty”): (1) the Prepayment Penalty is disclosed to the related Borrower in the loan documents pursuant to applicable state and federal law, (2) for Owned Mortgage Loans originated on or after September 1, 2004, the duration of the prepayment period shall not exceed three (3) years from the date of the note, unless such Owned Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the related Mortgage Note and the related Borrower was notified in writing of such reduction in payment period, and (3) notwithstanding any state or federal law to the contrary, the lender is prohibited from imposing such Prepayment Penalty in any instance when the mortgage debt is accelerated as a result of the related Borrower’s default in making the applicable monthly payments thereunder.

4.24 Servicing Agreement Matters.

(a) Mortgage Servicing Agreements. Schedule 4.23(a)(1) sets forth a true, correct and complete list of all Mortgage Servicing Agreements in effect as of the date hereof. Each Mortgage Servicing Agreement is valid, binding and enforceable in accordance with its terms. The Borrower and the Borrower’s Subsidiaries have serviced all Mortgage Loans, or caused through the use of a servicer such Mortgage Loans to be serviced or subserviced, in accordance with all applicable law, documents evidencing Warehouse Loans and Correspondent Agreements. Neither the Borrower nor any Subsidiary of the Borrower has notice of any default by other parties under any Mortgage Servicing Agreement. No material default of the Borrower or any Subsidiary of the Borrower exists under any Mortgage Servicing Agreement, including any default arising with notice or lapse of time, or both. Except as set forth on Schedule 4.23(a)(2), each Mortgage Servicing Agreement between the Borrower or a Subsidiary of the Borrower, on the one hand, and any other Person as servicer, on the other hand, provides the Borrower or the Subsidiary of the Borrower, as the case may be, with an indemnity by such other Person for any losses or damages that the Borrower or the Subsidiary of the Borrower may suffer or incur under a Correspondent Agreement with respect to the servicing or sub-servicing of the Mortgage Loan covered by such Mortgage Servicing Agreement.

(b) Servicing Rights. Except as set forth on Schedule 4.23(b), none of the Servicing Rights is subject to recourse against the Borrower or any Subsidiary of the Borrower for losses on liquidation of a Mortgage Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, and neither the Borrower nor any Subsidiary of the Borrower has any obligation to any Person to which it may have sold or transferred any Mortgage Loans or Servicing Rights, and no such Person has any recourse against the Borrower or any Subsidiary of the Borrower in this regard. For the purposes of this Section 4.23(b), “recourse” shall not include industry standard representations and warranties (such as those concerning title, zoning, etc.), except to the extent that such representations and/or warranties relate generally to economic performance. Except as set forth on Schedule 4.23(b), with respect to all Mortgage Loans sold to Investors, neither the Borrower nor any Subsidiary of the Borrower has any obligations for servicing such Mortgage Loans as of the effective date of the sale of the Mortgage Loans to an Investor, except during the interim period (which interim period is no greater than 60 days) after the sale of such Mortgage Loan in which the Borrower or a Subsidiary of the Borrower has an obligation to service such Mortgage Loans.

4.25 True and Complete Information. All factual and financial information (taken as a whole) previously furnished to the Administrative Agent or any Lender in connection with this Agreement by the Borrower is, and all factual and financial information (taken as a whole) furnished to the Administrative Agent or any Lender by the Borrower after the date of this Agreement will be, true and accurate in all material respects on the date on which such information is dated, certified or furnished, and is not, and will not be, incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.26 OFAC. The Borrower (i) is not a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.27 Patriot Act. The Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.28 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof, the Closing Date and at and as of the date of the disbursement of any Loan, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all respect on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

Section 5 Affirmative Covenants

The Borrower and each Subsidiary covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid:

5.1 Maintenance of Existence. The Borrower and each of its Subsidiaries will (1) preserve and maintain its existence as a limited liability company or corporation (as applicable) and its good standing in the jurisdiction of its formation, (2) qualify and remain qualified, as a foreign limited liability company and a licensed mortgage lender in each jurisdiction in which such qualification is required, except where such failure to qualify as a foreign corporation would not have a Material Adverse Effect; and (3) maintain the validity of all its Licenses to the extent necessary for the proper conduct of its business as currently conducted.

5.2 Maintenance of Records. The Borrower and each of its Subsidiaries will keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of the Borrower and its Subsidiaries. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrower and its Subsidiaries described above. The Borrower and its Subsidiaries will not move such records and books of account or change its chief executive office or the name under which it does business without (a) giving the Administrative Agent at least 30 days’ prior written notice, and (b) filing, or authorizing the filing by the Administrative Agent of, financing statements reasonably satisfactory to the Administrative Agent prior to such move or change.

5.3 Maintenance of Properties. The Borrower and each of its Subsidiaries will maintain, keep and preserve all of its properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.

5.4 Conduct of Business. The Borrower and each of its Subsidiaries will continue to (1) engage in a business of the same general type as conducted by it on the date of this Agreement and (2) subject to available funding, operate and carry on its business in the usual, regular and ordinary course consistent with its past practices.

5.5 Maintenance of Insurance. The Borrower and each of it Subsidiaries will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in the same or a similar business and similarly situated, including, without limitation, insurance covering the inventory and equipment as required hereby. Without limiting the generality of the foregoing, the Borrower and each of its Subsidiaries shall maintain Fidelity Insurance covering the Borrower’s and its Subsidiaries’ officers and employees in an amount acceptable to the Administrative Agent. If the Borrower or any Subsidiary fails or refuses to obtain or maintain any such insurance coverage, then Administrative Agent (at its election) may (but is not obligated to) obtain and maintain such insurance coverage on behalf of the Borrower or such Subsidiary, and the premiums and other costs thereof (a) will be included in the Debt hereunder secured by the Collateral and (b) will be due and payable by the Borrower to Administrative Agent immediately upon demand. Each such policy for liability insurance must name Administrative Agent (for the benefit of itself as Administrative Agent and each Lender) as an additional insured, and each such other policy for insurance must name the Administrative Agent as loss payee. Each such policy must also require the insurer to furnish Administrative Agent with written notice at least 10 days prior to any termination, cancellation or lapse of coverage and must provide Administrative Agent with the right (but not the obligation) to cure any non-payment of premium. Upon Administrative Agent’s request, the Borrower (from time to time) will furnish Administrative Agent with proof of such insurance (in form and substance reasonably acceptable to Administrative Agent) and a copy of the related policy.

5.6 Compliance with Laws; Taxes.

(a) The Borrower and each of its Subsidiaries will comply in all material respects (1) with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and all Environmental Laws) and (2) with the provisions and requirements of all Licenses. Upon a Principal Officer of the Borrower or any Subsidiary obtaining knowledge thereof, the Borrower will notify Administrative Agent promptly (but in any event within five Business Days in detail of any actual or alleged material failure to comply with or material violation of any such laws, rules, regulations or orders, or under the terms of any of such Licenses, or of the occurrence or existence of any facts or circumstances that with the passage of time, the giving of notice or otherwise could create such a failure to comply or violation or could reasonably be expected to occasion the termination of any of such License.

(b) The Borrower and its Subsidiaries will file with the appropriate Taxing Authority all federal and state income Tax Returns and other material Tax Returns (federal, state and local) required to be filed and shall pay and discharge all taxes, assessments and governmental charges and levies imposed on it or any of its property prior to the date on which any penalty for non-payment is incurred, except for such Taxes (1) being contested in good faith by appropriate proceedings diligently prosecuted, (2) for which adequate reserves are being maintained in accordance with GAAP, and (3) the consequences of such non-payment could not reasonably be expected to have a Material Adverse Effect.

5.7 Right of Inspection. At any reasonable time and from time to time, with reasonable notice, the Borrower will permit, except as prohibited by applicable law, the Administrative Agent or any agent or representative of the Administrative Agent to audit, examine and verify the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower or any Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of its officers and directors and the Borrower’s and its Subsidiaries’ independent accountants. The Administrative Agent agrees to give the Borrower not fewer than five days’ prior written notice of taking any action described in the preceding sentence.

5.8 Reporting Requirements. The Borrower will furnish to each Lender

(a) Monthly Financial Statements of the Borrower. As soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year, unaudited financial statements consisting of consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such month and consolidated and consolidating statements of income and changes in stockholders equity of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the respective variances between such consolidated and consolidating figures and the Borrower’s operating plan or budget for such fiscal year, and all prepared in accordance with GAAP. Such financial statements shall be certified to be accurate by a Principal Officer of the Borrower (subject to year-end adjustments and the absence of footnote disclosure) and such certificate shall state that as of the date thereof there is not any existing Default or Event of Default;

(b) Annual Financial Statements of the Borrower. As soon as available and, in any event, within 90 days after the end of each fiscal year of the Borrower, audited financial statements consisting of the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP, accompanied by an unqualified opinion thereon of an independent certified public accounting firm selected by the Borrower and reasonably acceptable to the Administrative Agent;

(c) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants;

(d) Notice of Litigation; Proceedings. Promptly after the commencement thereof and, in any event, within five Business Days after the earlier of receipt by or actual knowledge of the Borrower of the commencement thereof or service of process with respect thereto, notice of all actions, suits, investigations and Proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary;

(e) Notice of Defaults and Events of Default. As soon as possible and, in any event, within five days after the occurrence of each Default and Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrower or any Subsidiary with respect thereto;

(f) Notice of Material Adverse Effect. Prompt notice of (1) any change in the business, assets, liabilities, financial condition or results of operations of the Borrower or any Subsidiary; (2) the happening of any event; or (3) the assertion or threat of any claim, in the case of (1), (2) and (3) which has had or may have a Material Adverse Effect (such notice to be provided no later than 10 Business Days after Borrower’s determination that such occurrence of the applicable change, event, assertion, or threat has had or may have a Material Adverse Effect);

(g) Environmental Matters. Notice of the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (1) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) becomes subject to any Environmental Liability, (3) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; and

(h) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as the Administrative Agent or any Lender from time to time reasonably may request.

5.9 Further Assurances. The Borrower and each of its Subsidiaries shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.

5.10 Fiscal Year. The Borrower and each of its Subsidiaries will maintain a fiscal year that has a December 31st year end.

5.11 Deposit Accounts. The Borrower and each of its Subsidiaries (a) will maintain commercial deposit accounts only at federally insured depository institutions rated as “well capitalized” by their primary federal regulator, (b) will provide Administrative Agent with written notice of the institution’s name and location and the account name and number with respect to each such account within twenty (20) calendar days after opening or acquiring any such account, and (c) will use commercially reasonable efforts to deliver to Lenders deposit account control agreements for each institution for which the Borrower or any of its Subsidiaries has a deposit account. The Borrower’s current deposit accounts are listed in Schedule 4.6(b).

5.12 ERISA. The Borrower and each of its Subsidiaries shall comply in all material respects with the provisions of ERISA to the extent applicable to any Plan maintained for the employees of the Borrower or any of its Subsidiaries or any ERISA Affiliate. The Borrower and each of its Subsidiaries will do or cause to be done all such acts and things that are required to maintain the qualified status of each Plan that is intended to be qualified under Section 4.01(a) of the Code, and tax exempt status of each trust forming part of such Plan.

5.13 Loan Purpose. The Borrower will use the proceeds of each Advance for the purposes set forth in Section 2.10.

5.14 Post-Closing Matters. Within 60 days after the Closing Date, the Borrower shall obtain and deliver to Administrative Agent duly executed control agreements, in form and substance reasonably satisfactory to Administrative Agent, with respect to the Borrower’s and its Subsidiaries’ deposit accounts.

Section 6 Negative Covenants

The Borrower and each of its Subsidiaries covenants and agrees that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid:

6.1 Liens. Neither the Borrower nor any of its Subsidiaries will create, incur, assume or permit to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a) Liens in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Loan Documents;

(b) Liens that are incidental to, and in the ordinary course of, the conduct of the business of the Borrower, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of the Borrower;

(c) purchase-money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease or a Synthetic Lease) on any fixed assets provided that (1) any property subject to a purchase-money Lien is acquired by the Borrower in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (2) each such Lien shall attach only to the property so acquired and the proceeds thereof, and (3) the property subject to such Liens does not constitute (A) equity interests in or substantially all of the property of another Person, or (B) any other asset the loss of which could reasonably be expected to have or cause a Material Adverse Effect;

(d) Liens imposed by law for taxes, assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which (1) adequate reserves or other appropriate provisions are being maintained by such Person in accordance with and if required by GAAP and (2) such Liens (in Administrative Agent’s reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect;

(e) statutory Liens of landlords and of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which (1) adequate reserves or other appropriate provisions are being maintained by such Person in accordance with and if required by GAAP and (2) such Liens (in Administrative Agent’s reasonable opinion) could not reasonably be expected to have or cause a Material Adverse Effect;

(f) Liens incurred or deposits made (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, Contracts (other than for the repayment of Debt), statutory obligations and other similar obligations;

(g) the interest or title of any lessor or sublessor in Property leased under an operating lease or of any licensor or sublicensor in Property licensed to the Borrower;

(h) zoning restrictions, easements, covenants and rights of way and similar restrictions on the use of real property that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business;

(i) Liens created by the Repurchase Agreements; and

(j) Liens approved in writing by the Administrative Agent.

6.2 Debt. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist, any Debt, except: (a) the Obligations; (b) Debt of the Borrower subordinated to the Obligations on terms satisfactory to the Lenders; (c) Debt of the Borrower (including Debt arising out of a Capital Lease or a Synthetic Lease) secured by purchase-money Liens permitted by this Agreement; (d) Guarantees in respect of Debt not prohibited hereunder; (e) intercompany Debt and Guarantees between the Borrower and its Subsidiaries as approved in writing by the Administrative Agent; (f) Debt under the Repurchase Agreements; and (g) Debt approved in writing by the Administrative Agent. Notwithstanding the foregoing, neither Borrower nor any Subsidiary will create, incur, assume or permit to exist, any Debt that would have a right to payment which would be senior to the right to payment of the Loans other than warehouse loans in the ordinary course of business.

6.3 Mergers, etc. Neither the Borrower nor any Subsidiary will merge or consolidate with or into any Person.

6.4 Sale and Leaseback. Neither the Borrower nor any Subsidiary will sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.

6.5 Restricted Payments. Neither the Borrower nor any Subsidiary will make any Restricted Payment provided that, after the Maturity Date, (i) the Borrower may make Restricted Payments to the Lenders, and (ii) Restricted Payments may be made to employees who terminate employment with the Borrower and are eligible to receive stock options if such Restricted Payments are approved by the Borrower’s Board of Managers.

6.6 Sale of Assets. Neither the Borrower nor any Subsidiary will sell, lease, assign, transfer, license or otherwise dispose of, any of its now owned or hereafter acquired assets, except for (a) any mortgage loans in the ordinary course of business; (b) the Disposition of immaterial assets (other than such mortgage loans) no longer used or useful in the conduct of its business; (c) the Disposition of Cash Equivalents, Restricted Payments or any other Investment permitted hereunder; (d) intercompany transfers of assets or property among the Borrower and its Subsidiaries as approved in writing by the Administrative Agent; and (e) discounts or forgiveness of mortgage loans and accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, to the extent permitted by this Agreement; provided, however, that in connection with the Borrower’s cost-cutting measures, the disposition or sublease of leased property in connection with closed facilities (and personal property associated therewith) shall be permitted hereunder.

6.7 Investments, Loans, etc. Neither the Borrower nor any Subsidiary will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness, Capital Stock or other equity interests or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person other than overnight investments (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a) Mortgage loans and mortgage backed securities originated or acquired in the ordinary course of business and consistent with the Borrower’s current standards and guidelines which are set forth on Schedule 6.7(a);

(b) Cash Equivalents;

(c) Except for employee promissory notes referenced in Schedule 4.20, travel advances or other advances in cash that do not exceed $10,000 to any individual employee and do not at any time in the aggregate outstanding exceed $100,000, which are made to any employee of the Borrower or any of its Subsidiaries in the ordinary course of their business;

(d) Investments in deposit accounts in which the Administrative Agent has a first lien perfected security interest under the Loan Documents;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Receivables owing to the Borrower or any Subsidiary created or acquired in the ordinary course of business and payable on customary trade terms of the Borrower; and

(g) Existing Investments described on Schedule 6.7.

6.8 Acquisitions. Neither the Borrower nor any Subsidiary will become a partner or joint venturer with any Person, or purchase or acquire all or substantially all of the assets of any Person, or any division or business line of any Person, or any Capital Stock of or ownership interest in any other Person.

6.9 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be applicable in a comparable arm’s length transaction with a Person not an Affiliate; (b) transactions between the Borrower and either of the Lenders; (c) reasonable and customary compensation payments to non-employee directors who are not affiliated with the Borrower or its Affiliates; (d) reasonable and customary compensation of officers and employees (including bonuses) and other benefits (including retirement, health, stock options and other benefit plans) and indemnification arrangements arising in the ordinary course of business; and (e) the payment of reasonable and customary incentive bonuses to employees and officers of the Borrower and its Subsidiaries; provided, however, that in no event shall the Borrower, directly or indirectly, pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Borrower or any of its Subsidiaries without the prior written consent of the Administrative Agent or as contemplated by the Loan Documents, the Recapitalization Agreement or the documents contemplated thereby .

6.10 Organizational Documents. Neither the Borrower nor any of its Subsidiaries shall permit any amendments to its Organizational Documents without first obtaining the prior written consent of the Lenders.

6.11 Capital Expenditures. Without the prior written consent of the Administrative Agent, neither the Borrower nor any Subsidiary shall incur Capital Expenditures in any fiscal year in an aggregate amount in excess of $100,000.

6.12 Issuance of Additional Equity. Neither the Borrower nor any Subsidiary shall permit the issuance, reissuance, conversion or exercise of any equity interests (common stock, preferred stock, partnership interests, member interests or otherwise) or any options, warrants, convertible securities or other rights to purchase such beneficial or equity interest.

6.13 Terms of and Modifications to Material Contracts. Neither the Borrower nor any Subsidiary shall (and each shall not permit any other party to) cancel, terminate, amend, modify or otherwise alter any Material Contract outside the ordinary course of business, or that could reasonably be expected to have or cause a Material Adverse Effect. In addition, each of the Borrower and each of its Subsidiaries shall use commercially reasonable efforts to ensure that no Material Contract entered into by any such Person after the Closing Date (including the renewal or extension of any Material Contract existing as of the Closing Date) will restrict such Person’s ability to collaterally assign or encumber such Material Contract in favor of the Lenders.

6.14 New Line of Business; New Subsidiaries. Neither the Borrower nor any of its Subsidiaries will (a) engage in any line of business substantially different from those lines of business carried on by it on the Closing Date or (b) form or acquire (or cause or permit the creation or acquisition of) any Subsidiary without the prior written consent of the Administrative Agent.

6.15 Margin Stock Restrictions; Other Federal Statutes. The Borrower will not use any of the proceeds of the Loans, directly or indirectly, to purchase or carry, or to reduce or retire any indebtedness that was originally incurred to purchase or carry, any “Margin Stock” within the meaning of Regulation T, U or X of the FRB or for any other purpose that might constitute the transactions contemplated hereby as a “Purpose Credit” within the meaning of Regulation T, U or X of the FRB. In addition, the Borrower will not engage as its principal business in the extension of credit for purchasing or carrying “Margin Stock” within the meaning of Regulation T, U or X of the FRB. The Borrower will not cause or permit any Loan Document to violate any other regulation of the FRB.

6.16 Litigation. Except with respect to the settlement of the Class Action Lawsuits in accordance with the terms of the settlement agreements entered into prior to the date of this Agreement or with the prior written consent of the Administrative Agent, neither the Borrower nor any of its Subsidiaries shall settle any Proceedings before any Governmental Body, affecting the Borrower, or any threat or demand thereof, that (1) involve a purported amount in controversy in excess of $500,000 or (2) if determined adversely to the Borrower or any Subsidiary, could have a Material Adverse Effect.

6.17 ERISA. The Borrower will not, and will not permit any of the Borrower’s Subsidiaries or ERISA Affiliates to, (a) establish, maintain or become obligated to contribute to any employee benefit plan that is subject to Title IV of ERISA or § 412 of the Code, or (b) engage or permit any Plan to engage in any “prohibited transaction” (as defined in § 406 of ERISA or § 4975 of the Code) that would be reasonably expected to have a Material Adverse Effect.

Section 7 Adjusted Tangible Net Book Value Adjustment

7.1 Estimated Closing Balance Sheet. Prior to the Closing Date, Lender NLC, at Lender NLC’s expense, shall prepare, or cause to be prepared, and deliver to NLC Holding: (i) a good faith estimated consolidated balance sheet of the Borrower and its Subsidiaries as of the Closing Date prepared in accordance with Section 7.6 and consistent with the methods and practices set forth in Annex A (the “Estimated Closing Balance Sheet”); (ii) a calculation based on the Estimated Closing Balance Sheet setting forth a good-faith estimate of the Adjusted Tangible Net Book Value as of the Closing Date (the “Estimated Closing Adjusted Tangible Net

Book Value”); and (iii) a certificate of a Principal Officer of the Borrower certifying that the Estimated Closing Balance Sheet and the calculation of the Estimated Closing Adjusted Tangible Net Book Value were prepared in accordance with Section 7.6 and consistent with the methods and practices set forth in Annex A. Lender NLC shall give, and shall cause its respective advisors to give, NLC Holding and its advisors reasonable access to such books, records and personnel of the Borrower and its Subsidiaries as may be reasonably necessary to enable NLC Holding to confirm, prior to the Closing, the amounts set forth on the Estimated Closing Balance Sheet and the calculation of the Estimated Closing Adjusted Tangible Net Book Value. Each of Lender NLC and NLC Holding shall use reasonable efforts to agree, prior to the Closing, on the amounts set forth on the Estimated Closing Balance Sheet and the calculation of the Estimated Closing Adjusted Tangible Net Book Value.

7.2 Draft Closing Balance Sheet. Within 45 calendar days after the Closing Date, NLC Holding shall, at the Company’s expense, prepare and deliver to Lender NLC: (i) a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Section 7.6 and consistent with the methods and practices set forth in Annex A (the “Draft Closing Balance Sheet”); (ii) a calculation based on the Draft Closing Balance Sheet setting forth the Adjusted Tangible Net Book Value as of the Closing Date (the “Draft Closing Adjusted Tangible Net Book Value”); and (iii) a certificate of an executive officer of NLC Holding certifying that the Draft Closing Balance Sheet and the calculation of the Draft Closing Adjusted Tangible Net Book Value were prepared in accordance with Section 7.6 and consistent with the methods and practices set forth in Annex A. The Borrower shall give, and shall cause its advisors to give, NLC Holding and its advisors reasonable access to such books, records and personnel of the Borrower and its Subsidiaries and their respective accountants as may be reasonably necessary to enable NLC Holding to prepare the Draft Closing Balance Sheet and the calculation of the Draft Closing Adjusted Tangible Net Book Value.

7.3 Review Period. Lender NLC shall have 15 calendar days from the date on which the Draft Closing Balance Sheet is delivered to it to assess the preparation and confirm the accuracy of the Draft Closing Balance Sheet and the calculation of the Draft Closing Adjusted Tangible Net Book Value (the “Review Period”). The Borrower shall give, and shall cause its advisors to give, Lender NLC and its accountants reasonable access to such books, records and personnel of the Borrower and its Subsidiaries and their respective accountants as may be reasonably necessary to enable Lender NLC to assess the preparation and confirm the accuracy of the Draft Closing Balance Sheet and the calculation of the Draft Closing Adjusted Tangible Net Book Value. If Lender NLC believes that the Draft Closing Balance Sheet (or the calculation of the Draft Closing Adjusted Tangible Net Book Value) was not prepared in accordance with Section 7.6 and consistent with the methods and practices set forth in Annex A and/or are not accurate, Lender NLC may, on or prior to the last day of the Review Period, deliver a notice to NLC Holding setting forth, in reasonable detail, each disputed item or amount and the basis for Lender NLC’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). If no Dispute Notice is received by NLC Holding on or prior to the last day of the Review Period, the Draft Closing Balance Sheet and the amount of Draft Closing Adjusted Tangible Net Book Value set forth in NLC Holding’s certificate shall be deemed accepted by Lender NLC and shall be final and binding on Lender NLC as the Final Closing Balance Sheet and the Final Closing Adjusted Tangible Net Book Value.

7.4 Dispute Mechanism.

(a) If Lender NLC delivers to NLC Holding a Dispute Notice on or prior to the last day of the Review Period, then Lender NLC and NLC Holding shall negotiate in good faith to resolve any disputes in such Dispute Notice. If Lender NLC and NLC Holding agree on all disputes in such Dispute Notice, then the Draft Closing Balance Sheet and the Draft Closing Adjusted Tangible Net Book Value, each as modified by such agreement of Lender NLC and NLC Holding, shall be and become the Final Closing Balance Sheet and the Final Closing Adjusted Tangible Net Book Value. If the parties are unable to resolve all disputed items in such Dispute Notice within 30 calendar days after Lender NLC’s delivery of such Dispute Notice, NLC Holding and Lender NLC shall, within 15 calendar days after Lender NLC’s delivery of such Dispute Notice, jointly retain an independent valuation firm reasonably agreed to by NLC Holding and Lender NLC (the “Independent Arbiter”), to resolve the issues set forth in the Dispute Notice. The Independent Arbiter shall conduct its review of such issues, any related work papers of the Borrower’s accountants and any supporting documentation and hear such presentations by Lender NLC and NLC Holding as the Independent Arbiter deems necessary.

(b) NLC Holding and Lender NLC shall use their respective reasonable best efforts to retain the Independent Arbiter as promptly as practicable following delivery of the Dispute Notice to NLC Holding and to cooperate with one another and the Independent Arbiter to resolve the issues set forth in the Dispute Notice no later than 60 calendar days following the date of the Independent Arbiter’s retention so that the Independent Arbiter may deliver to Lender NLC and Buyer a report (the “Adjustment Report”) setting forth the adjustments, if any, that should be made to the disputed Draft Closing Balance Sheet or Lender NLC’s proposed calculation of the Draft Closing Adjusted Tangible Net Book Value. The fees, expenses and costs of the Independent Arbiter for the services described herein shall be allocated between Lender NLC and NLC Holding in proportion to the aggregate differences between their respective calculations of Adjusted Tangible Net Book Value as embodied in the Draft Closing Balance Sheet and NLC Holding’s certificate, as to NLC Holding, and the Dispute Notice, as to Lender NLC, and the Adjusted Tangible Net Book Value as finally determined by the Independent Arbiter in the Adjustment Report. NLC Holding, on the one hand, and Lender NLC, on the other, shall each reimburse the other to the extent the other has actually paid more of the fees, expenses and costs of the Independent Arbiter than the amount so required to be paid by such party pursuant to the preceding sentence. The Draft Closing Balance Sheet and the Draft Closing Adjusted Tangible Net Book Value, each as modified by the Adjustment Report, shall be and become the Final Closing Balance Sheet and the Final Closing Adjusted Tangible Net Book Value, respectively. The Adjustment Report, the Final Closing Balance Sheet and the Final Closing Adjusted Tangible Net Book Value shall be final and binding upon NLC Holding and Lender NLC, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(c) Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties hereto or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered) (the “Resolution Date”), the Draft Closing Balance Sheet and the amount of Draft Closing Adjusted Tangible Net Book Value shall be adjusted to the extent necessary to reflect the final resolution of any disputed items in accordance with the last sentence of Section 7.4(a), the second sentence of Section 7.4(b), or Section 7.4(c), as applicable.

7.5 Adjustment Payment. Promptly and, in any event, no later than three (3) Business Days following the Resolution Date:

(1) If the Final Closing Adjusted Tangible Net Book Value is less than the Estimated Closing Adjusted Tangible Net Book Value, Lender NLC shall pay the Borrower the amount of such deficiency together with interest thereon at five percent (5%) per annum calculated from the Closing Date through the actual payment date; and

(2) If the Final Closing Adjusted Tangible Net Book Value is greater than the Estimated Closing Adjusted Tangible Net Book Value, the Borrower shall pay Lender NLC the amount of such excess together with interest thereon at five percent (5%) per annum calculated from the Closing Date through the actual payment date.

7.6 Accounting Procedures. The Draft Closing Balance Sheet and the Final Closing Balance Sheet shall each be prepared in accordance with GAAP (except as set forth on Annex A) and consistent with the methods and practices set forth in Annex A and using the same principles, procedures, policies, reserve calculation methodologies and other methods and practices that were used to prepare the Latest Balance Sheet, which principles, procedures, policies, reserve calculation methodologies and other methods and practices are described in Annex A.

Section 8 Conditions Of Lending

The obligations of the Lenders to make Loans shall be subject to the following conditions:

8.1 Conditions Precedent to Closing. The Closing and the initial disbursement of the Loans shall be subject to the following conditions precedent:

(a) The Loan Documents shall have been appropriately completed, duly executed by the parties thereto, recorded where necessary and delivered to the Administrative Agent.

(b) No Default or Event of Default shall have occurred and be continuing.

(c) All representations and warranties contained herein shall be true and correct in all respects at the Closing Date.

(d) All legal matters incident to the Loans shall be reasonably satisfactory to the Administrative Agent, and the Borrower agrees to execute and deliver to the Administrative Agent such additional documents and certificates relating to the Loans as the Administrative Agent reasonably may request.

(e) Financing statements in form and substance satisfactory to the Administrative Agent shall have been properly filed in each office where necessary to perfect the security interest of the Administrative Agent, for the ratable benefit of the Lenders, in the Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of the Collateral, except with respect to financing statements perfecting Liens permitted by this Agreement, and all Taxes and fees with respect to such recording and filing shall have been paid by the Borrower.

(f) The Borrower shall have delivered to the Administrative Agent (1) a certificate executed by the Secretary of the Borrower certifying (A) copies of evidence of all company actions taken by the Borrower to authorize the execution and delivery of the Loan Documents, (B) copies of the Organizational Documents of the Borrower, and (C) a certificate of incumbency for the officers of the Borrower executing the Loan Documents, (2) a good standing certificate, dated not more than 10 days prior to the Closing Date, from the appropriate state official of any state in which the Borrower is organized, and (3) such additional supporting documents as the Administrative Agent or counsel for the Administrative Agent reasonably may request.

(g) The Administrative Agent shall have received financing statement, judgment and Tax lien searches reflecting that there are no Liens outstanding against the Collateral other than those created or permitted by this Agreement or the other Loan Documents.

(h) The Administrative Agent shall have received evidence that the insurance on the Collateral required by this Agreement has been obtained and is in full force and effect.

(i) The Administrative Agent shall have received evidence satisfactory to it that all governmental, equity holder and third party consents and approvals necessary in connection with the transactions contemplated hereunder have been obtained and remain in effect.

(j) The Borrower shall have executed and delivered each other Loan Document required hereunder and the Recapitalization Agreement.

(k) The Administrative Agent shall have received a written opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

(l) The Estimated Closing Adjusted Tangible Net Book Value shall be at least $0.

(m) The Borrower shall have committed Warehouse Financing Agreements in form and substance satisfactory to the Lenders in its sole discretion.

(n) The Borrower shall have entered into Settlement Agreements, as defined in the Recapitalization Agreement, and filed a joint motion for preliminary approval of the Settlement Agreements with the U.S. District Court for the Northern District of California.

(o) The Borrower and FBR shall have executed the Mortgage Loan Indemnity Agreement, which agreement shall be in form and substance satisfactory to NLC Holding in its sole discretion.

(p) The Borrower and the Administrative Agent shall have agreed to the appropriate level of balance sheet reserves to be set forth on Annex A.

(q) The Borrower shall have delivered schedules to this Agreement, which schedules shall be in form and substance satisfactory to NLC Holding in its sole discretion.

(r) Buyer shall have received evidence to its satisfaction that the Escrow Fund formerly held by the Borrower has been deposited as security to satisfy Litigation claims of the Borrower and its Subsidiaries pursuant to the settlement agreements in respect of the Class Action Lawsuits referred to in Section 6.16 hereof.

Section 9 Default

9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Failure of the Borrower to pay any Obligation, including, without limitation, the principal of or interest on any Note or the Loans within three days after the same shall become due and payable, whether at maturity, or otherwise; or

(b) If the Borrower refuses to permit the Administrative Agent to inspect, examine, verify or audit the Collateral in accordance with the provisions of this Agreement; or

(c) Failure of the Borrower to perform or observe any covenant contained in Sections 5 or 6 of this Agreement; or

(d) Failure of the Borrower to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement (except any such failure resulting in the occurrence of another Event of Default described in this Section), which failure continues for 30 days after the earlier of (1) the date upon which a Principal Officer of the Borrower knew or should have known of such failure or (2) date upon which written notice thereof is given to the Borrower by the Administrative Agent; or

(e) If any representation or warranty made or deemed made by the Borrower in this Agreement, any Loan Document or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any financial statements) or in connection with any borrowing under this Agreement was untrue or is breached in any material respect; or

(f) If, as a result of default, any other obligation of the Borrower for the payment of any Debt in excess of $500,000 to any other creditor becomes or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; or

(g) The Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, petitions or applies to any tribunal for any receiver or any trustee of the Borrower or such Subsidiary or any substantial part of its property, or commences any proceeding relating to the Borrower under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

(h) If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Borrower seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of the Borrower, of any trustee, receiver or liquidator of the Borrower or of all or any substantial part of the properties of the Borrower, the appointment shall not have been vacated; or

(i) Except with respect to the Class Action Lawsuits, any judgment against the Borrower in excess of $250,000 or any attachment in excess of $250,000 against any property of the Borrower that remains unpaid, undischarged, unbonded or undismissed for a period of 30 days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending; or

(j) The dissolution, liquidation or termination of existence of the Borrower or any of its Subsidiaries; or

(k) If the Borrower fails to give the Administrative Agent or any Lender any notice required by this Agreement within ten days after the occurrence of the event giving rise to the obligation to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; or

(l) The Loan Documents shall for any reason cease to create a valid and perfected first priority security interest in any of the Collateral with value in excess of $500,000 purported to be covered thereby, subject to Liens or dispositions of assets permitted by this Agreement or any other Loan Document, or if any Loan Document ceases to be in full force and effect.

(m) Any Material Adverse Effect shall have occurred since the date of the Latest Balance Sheet.

9.2 Remedies upon Default. Upon the occurrence of an Event of Default, the following provisions shall be applicable:

(a) The Administrative Agent, at its option, may, and upon the written request of the Lenders, shall, terminate the Commitments (whereupon the Commitment of each Lender shall terminate immediately), terminate the obligations of the Lenders to make Loans under this Agreement, and to declare all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, immediately due and payable and may exercise all of rights and remedies of the Lenders against the Borrower and any Collateral.

(b) The Administrative Agent may foreclose its lien and security interest in the Collateral, held for the ratable benefit of the Lenders, in any way permitted by applicable law and shall have, without limitation, the remedies of a secured party under the UCC. The Administrative Agent may enter the premises of the Borrower in compliance with the UCC without legal process and without incurring liability to the Borrower and remove the Collateral to such place or places as the Administrative Agent may deem advisable, or the Administrative Agent may require the Borrower to assemble the Collateral and make the Collateral available to the Administrative Agent at a convenient place in accordance with the UCC and, with or without having the Collateral at the time or place of sale, the Administrative Agent may, for the ratable benefit of the Lenders, sell or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales and upon such terms and conditions as the Administrative Agent may elect. The Administrative Agent shall give not less than ten Business Days’ prior written notice to the Borrower of the time and place of any public sale of the Collateral or the time after which the Collateral may be sold in a private sale, which the Borrower agrees constitutes commercially reasonable notice. At any such sale the Administrative Agent or any Lender may be the purchaser, subject to the applicable provisions of the UCC.

(c) The Borrower shall, at the request of the Administrative Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Administrative Agent (held for the ratable benefit of the Lenders) in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Administrative Agent or to any financial institution designated by the Administrative Agent as the Administrative Agent’s agent therefor, and the Administrative Agent may itself, without notice to or demand upon the Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Borrower as trustee for the Administrative Agent without commingling the same with other funds of the Borrower and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements or assignments.

(d) Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence of an Event of Default and the declaration of the Obligations to be immediately due and payable in accordance with the provisions of this Agreement, all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

(1) FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any advances made by the Administrative Agent with respect to the Collateral pursuant to Section 9.2(h);

(2) SECOND, to the payment of all reasonable out-of-pocket costs and expenses of each of the Lenders in connection with enforcing its respective rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender

(including without limitation, reasonable attorneys’ fees) and the reasonable fees of appraisers, investment bankers or other professionals retained by the Administrative Agent to provide services to sell, collect or otherwise dispose of the Collateral;

(3) THIRD, to the payment of Obligations consisting of interest due with respect to the Loans based on the respective Loan Percentage of each Lender;

(4) FOURTH, to the payment of Obligations consisting of principal due with respect to the Loans based on the respective Loan Percentage of each Lender;

(5) FIFTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above based on the respective Loan Percentage of each Lender; and

(6) SIXTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

(e) To the extent that the Obligations are now or hereafter secured by property other than the Collateral described herein or by the Guarantee, endorsement or property of any other Person, the Administrative Agent, at its option, may, and upon the written request of the Lenders, shall, proceed against such other Guarantee, endorsement or property upon the occurrence of an Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Administrative Agent’s rights hereunder.

(f) The Administrative Agent is hereby authorized at any time or from time to time, without prior notice to the Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any deposit (general or special, time or demand, provisional or final) or investment account at any time held, including any certificate of deposit, and other indebtedness at any time owed by the Administrative Agent or any Lender, whether or not any such deposit or indebtedness is then due, to or for the credit or account of the Borrower against any and all of the Obligations. The Administrative Agent shall give written notice of any setoff to the Borrower.

(g) THE BORROWER, HAVING KNOWLEDGE THAT IT MAY BE ENTITLED TO NOTICE AND A HEARING PRIOR TO REPOSSESSION OF THE COLLATERAL, WAIVES ANY RIGHT THAT IT MAY HAVE TO NOTICE OF FORECLOSURE, OTHER THAN NOTICES REQUIRED BY THE UCC, TO ANY HEARING THAT MAY BE HELD RELATING TO FORECLOSURE, AND TO ANY NOTICE THAT MAY BE REQUIRED TO BE GIVEN BY THE ADMINISTRATIVE AGENT OR ANY LENDER PRIOR TO SUCH HEARING, OTHER THAN THE NOTICES OR HEARINGS REQUIRED BY THE LOAN DOCUMENTS, THE UCC OR ANY OTHER APPLICABLE LAW. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(h) The Administrative Agent itself may perform or comply, or otherwise cause performance or compliance, for the ratable benefit of the Lenders, with the obligations of the Borrower contained in this Agreement, including, without limitation, the obligations of the Borrower to defend and insure the Collateral. The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the Default Rate, from the date such expenses are paid until the same are repaid, shall be payable by the Borrower to the Administrative Agent on demand and shall constitute Obligations.

(i) If, other than as expressly provided elsewhere herein, any Lender shall receive from the Borrower or any other source whatsoever on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, bankers’ lien, counterclaim, cross-action, enforcement of any claim evidenced by this Agreement or any of the other Loan Documents or by proof thereof in any case under the Bankruptcy Code or similar proceeding or otherwise) which is in excess of any payment to which it would otherwise be entitled under this Section 9.2, such Lender shall forthwith (a) notify Administrative Agent of such fact and (b) make such dispositions and arrangements with each other Lender with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each such Lender receiving in respect of the amounts due such Lender, under this Agreement its ratable share of such payments; provided, however, that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

Section 10 The Administrative Agent

10.1 Appointment of Administrative Agent. Each Lender hereby irrevocably appoints NLC Holding as the Administrative Agent and authorizes it to take such actions on such Lender’s behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions set forth in this Section shall apply to any such sub-agent and the Affiliates of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Lenders (or such other number or percentage of the Lenders as shall be necessary as otherwise provided herein), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent will promptly deliver to the Lenders copies of any financial statements and other information required by this Agreement, default notices or other material notices sent to the Borrower under the terms of the Loan Documents, and will promptly provide to the Lenders copies of any material notices or other material information received from Borrower that are not otherwise required to be provided to the Lenders, and the Lenders agree that the Administrative Agent may provide such material notices and other material information to the Lenders by posting it to a secure website to which the Lenders are given access. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Lenders (or such other number or percentage of the Lenders as shall be necessary as otherwise provided herein) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the defaulting Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition precedent to the effectiveness of this Agreement or any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.3 Lack of Reliance on the Administrative Agent. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Lenders where required by the terms of this Agreement.

10.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

10.6 Administrative Agent’s Reimbursement and Indemnification by Lenders. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Loan Percentages (or, if the Commitments have been terminated, in proportion to their Loan Percentages immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between or among two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between or among two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 11.3 shall, notwithstanding the provisions of this Section 10.6, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.6 shall survive payment of the Obligations and termination of this Agreement.

10.7 The Administrative Agent in its Individual Capacity. The entity serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

10.8 Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 11 Miscellaneous

11.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower, any
of its Subsidiaries:	First NLC Financial Services, LLC 4680 Conference Way South Suite 100 Boca Raton, FL 33441 Attention: Jeff Henschel Telecopy Number: (866) 949-5333

To NLC Holding:	NLC Holding Corp. c/o Sun Capital Partners, Inc. 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486 Attention: Michael Kalb and C. Deryl Couch Telecopy Number: (561) 394-0540

With a copy to:	Morgan, Lewis & Bockius LLP One Oxford Centre Thirty-Second Floor Pittsburgh, Pennsylvania 15219 Telecopy Number: (412) 560-7001 Attention: David A. Gerson

To Lender NLC:	J. Rock Tonkel, Jr. Friedman, Billings Ramsey Group, Inc. 1001 Nineteenth Street North Arlington, VA 22209 Telecopy Number: (703) 469-1145

With a Copy to:	William J. Ginivan 1001 Nineteenth Street North Arlington, VA 22209 Telecopy Number: (703) 469-1140

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent shall not be effective until actually received by such Person at its address specified in this Section 11.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower and any other Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The joint and several obligations of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

11.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lenders or the Borrower and the Administrative Agent with the consent of the Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Each Lender shall reply within five (5) Business Days after the Administrative Agent’s written request for approval action to be taken by it or any Lenders hereunder, or such lesser time as may be reasonably determined by the Administrative Agent due to time constraints in the Loan Documents and specified in the request for approval. In the event any Lender fails to reply to a request for approval from the Administrative Agent within ten (10) Business Days (or such shorter period of time as may be requested by the Administrative Agent for actions that are reasonably required to preserve or protect the Collateral), such Lender shall be deemed to have approved any matters set forth in the request for approval.

11.3 Expenses; Indemnification.

(a) The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Such payments shall be made by the Borrower within one Business Day upon receipt of a written invoice provided to the Borrower with respect thereto.

(b) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Affiliate of such Person, and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of an investigation, litigation or proceeding arising out of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (2) any Loan or the use or proposed use of the proceeds therefrom, (3) the Borrower’s or any of its Subsidiaries’ breach of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (4) the Borrower or any of its Subsidiaries’ failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state, or local, or court or administrative orders or decrees, including any actual or alleged presence or release of Hazardous Materials related to the Borrower’s or any of its Subsidiaries’ operations on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the operations of the Borrower or any of its Subsidiaries, and (5) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent under clauses (a), (b) or (c) of this Section 11.3, each Lender severally agrees to pay to the Administrative Agent the respective Lender’s Loan Percentage (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder, without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b) With the consent of the Administrative Agent and the other Lender, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, however, that NLC Holding shall be permitted to assign and transfer, by novation, the right and responsibility to participate in up to a one-sixth (1/6) interest in any of its rights and obligations under this Agreement (including, without limitation, the right to assign and transfer up to one-sixth (1/6) of the face amount of any Loans) to Neal Henschel and Jeffrey M. Henschel collectively, and to each of them severally, at any time or from time to time in NLC Holding’s sole discretion.

11.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each party to this Agreement irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

11.9 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 11.3 and 11.11 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans.

11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Confidentiality. Each of the Administrative Agent and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Affiliate of the Administrative Agent, or any such Lender, and their respective accountants, legal counsel and other professional advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or governmental authority having jurisdiction over the disclosing Administrative Agent or Lender, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Lender or any Affiliate, or their accountants, legal counsel or other professional advisors, of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 11.11, to any actual or prospective assignee or successor of the Lender, or (vii) with the prior written consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

11.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

11.13 Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

11.14 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context shall otherwise require.

11.15 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower sand other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act, and each Borrower hereby agrees to provide the Administrative Agent and each Lender with all information necessary in order for the Administrative Agent and each Lender to comply with the Patriot Act.

11.16 Claims for Fraud; No Recourse to Members, Etc. The Parties acknowledge that FBR is a party to this Agreement only with respect to potential claims for fraud, willful misrepresentation or willful misconduct, and except for any such claims, no recourse under or upon any obligation, indemnity, representation, warranty covenant or agreement of the Borrower or any Subsidiary contained in this Agreement or any other Loan Document shall be had against Lender NLC, FBR, or any other member of the Borrower or any Subsidiary.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives all as of the day and year first above written.

BORROWER:

COMPANY:

FIRST NLC FINANCIAL SERVICES LLC, a Florida limited liability company
Organizational Identification Number: ___________

By:	/s/ Neil Henschel
Name:	Neil Henschel
Title:	CEO

SUBSIDIARIES OF THE BORROWER:

FIRST NLC, INC., a Minnesota corporation
Organizational Identification Number: ___________

By:	/s/ Neil Henschel
Name:	Neil Henschel
Title:	CEO

NLC, INC., a Tennessee corporation
Organizational Identification Number: ___________

By:	/s/ Neil Henschel
Name:	Neil Henschel
Title:	CEO

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ADMINISTRATIVE AGENT:

NLC HOLDING CORP., a Delaware corporation

By:	/s/ Brian Urbanek
Name:	Brian Urbanek
Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDER:

NLC HOLDING CORP, a Delaware corporation

By:	/s/ Brian Urbanek
Name:	Brian Urbanek
Title:	Vice President

Commitment: $60,000,000

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

FNLC FINANCIAL SERVICES, INC, a Delaware corporation

By:	/s/ Brian J. Bowers
Name:	Brian J. Bowers
Title:	Executive Vice President

Commitment: $15,000,000 minus Estimated Closing Adjusted Tangible Net Book Value

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC., a Virginia corporation, for the limited purposes recited in the preamble to this Agreement

By:	/s/ J. Rock Tonkel, Jr.
Name:	J. Rock Tonkel, Jr.
Title:	President, Chief Operating Officer

EXHIBIT A

REPURCHASE AGREEMENTS